As filed with the Securities and Exchange Commission on November 24, 2006
File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
InferX Corporation
(Name of small business issuer in its charter)

Delaware	7370	54-1614664
(State or jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification No.)
incorporation or organization)	Classification Number)
1600 International Drive, Suite 110
McLean, Virginia 22102-4860
(Address and telephone number of principal executive offices)
1600 International Drive, Suite 110
McLean, Virginia 22102-4860
(Address of principal place of business or intended principal place of business)
Mr. B.K. Gogia
President and Chief Executive Officer
1600 International Drive, Suite 110
McLean, Virginia 22102-4860
(703) 917-0880
(Name, address and telephone number of agent for service)
Copies to:
Ernest M. Stern, Esq.
Seyfarth Shaw LLP
815 Connecticut Avenue, N.W., Suite 500
Washington, D.C. 20006-4004
(202) 463-2400
Facsimile: (202) 828-5393
Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum	Amount of
securities to be registered	Amount to be registered	offering price per unit	offering price	registration fee
Common stock (1)	3,679,392	$.50	$1,839,696	$196.85
Common stock (2)	794,010	$.50	$397,005	$42.48

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Rule 457(c) states that where the offering price will be based on a fluctuating market price, the fee should be calculated based on the historical market price of securities of the same class. Because there is no market for any of the Registrant’s securities, the Registrant has used the per share sale price paid in the Registrant’s most recent private placement.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated November 24, 2006
Prospectus
InferX Corporation
4,473,402 shares of common stock
     The selling stockholders named beginning on page 21 of this prospectus are offering 4,473,402 shares of common stock and common stock issuable upon exercise of certain warrants held by them. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders may sell the common stock at a price of $.50 or a range per share until our common stock is quoted on the OTC Bulletin Board and after that at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholders who were stockholders of our predecessor, Black Nickel Acquisition Corp. I, are deemed “underwriters” within the meaning of the Securities Act of 1933, and , therefore, Rule 144 under the Securities Act is unavailable for resale of the shares they hold, 1,074,472 of which are being offered by this prospectus.
     All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from this offering. However, we will receive the proceeds from the exercise of the warrants.
     Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the quotation of our common stock on the OTC Bulletin Board upon effectiveness of the registration statement we have filed with the SEC in connection with this offering. However, we can provide no assurance that our shares will be listed for quotation on the OTC Bulletin Board, or, if quoted, that a public market will materialize.
These securities are speculative and involve a high degree of risk.
     You should carefully read and consider the section of this prospectus titled “Risk Factors” beginning on page 3 before buying any shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.
The date of this prospectus is                     .

-i-

SUMMARY
     This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors, our business description and our financial statements. Unless otherwise stated in this prospectus, references to “we,” “us,” “our company,” “the company” or “InferX” refer to InferX Corporation. The term “selling stockholders” means certain holders of our common stock and warrants exercisable for shares of our common stock that we are registering for resale in this prospectus.
Our Business
     We develop and market privacy preserving software that performs predictive analysis. Predictive analytics is the analysis of historical and current information to identify trends and patterns to predict likely future outcomes. Our products simultaneously analyze data in multiple remote locations without the need to move the data to a central data warehouse, thereby preserving the privacy and security of the data. Our technology can be used to identify and predict risks and opportunities in near real time for many applications, including homeland security, fraud and intrusion detection, and customer relationship management (CRM).
     Our company was incorporated in Delaware in May 2005 under the name Black Nickel Acquisition Corp. I. From inception to October 2006, we were a “shell company” with no business or operations and only nominal assets. In October 2006, we acquired and merged with InferX Corporation, a Virginia corporation formed in 1992, and succeeded to its business as our sole line of business. In connection with the merger, we changed our name to “InferX Corporation.”
     Our executive offices are located 1600 International Drive, Suite 110, McLean, Virginia 22102.
The Offering

Issuer:	InferX Corporation

Selling stockholders:	The selling stockholders consist of certain existing stockholders who acquired common stock in connection with the founding of the company or the merger, as well as stockholders who purchased common stock and warrants to purchase common stock from us in October 2006 in a private placement transaction completed pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

Shares offered by the selling stockholders:	The selling stockholders are offering all of the 4,473,402 shares of common stock offered by this prospectus.

Offering price:	The selling stockholders will sell their shares at a price of $.50 or a range per share until our common stock is listed for quotation on the OTC Bulletin Board, and after that at prevailing market prices or at privately negotiated prices.

Terms of the offering:	The selling stockholders will determine when and how they will sell the common stock offered by this prospectus. We will cover the expenses associated with the offering, which we estimate to be approximately $30,000. See “Plan of Distribution.”

Use of proceeds:	We will not receive any proceeds from this offering. However, we will receive the proceeds from the exercise of the warrants. We will incur all costs associated with the filing of the registration statement with the SEC in connection with this offering.

No market for our common stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for trading of our common stock on the OTC Bulletin Board.

Outstanding shares of common stock:	There were 9,129,392 shares of our common stock issued and outstanding at November 14, 2006. All of the common stock to be sold under this prospectus will be sold by existing stockholders. If the selling stockholders exercise their warrants the underlying shares of which are offered to be sold under this prospectus, there will be 9,923,402 shares of our common stock issued and outstanding.

RISK FACTORS
     Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or future operating results could be materially harmed. In that case, the price of our common stock could decline and you could lose part or all of your investment.
Risks Related to Our Operating Results and Business
The likelihood of successfully implementing our business plan cannot be predicted from our limited operating history.
     Although our predecessor entity commenced operations in January 1992, we entered our current business based on software product sales in April 2000 and achieved our first sale in 2003. Since then, our software product sales have totaled less than $1,000,000. Therefore, there is limited historical basis on which to determine whether we will be successful in implementing our business plan.
The market for our products and services is new and evolving and a viable market may never develop or may take longer to develop than we anticipate.
     Our software and services represent what we believe is a novel entry in an emerging market, and we do not know the extent to which our targeted customers will want to purchase them. The development of a viable market for our products may be impacted by many factors which are out of our control, including customer reluctance to try new products and services and the existence and emergence of products and services marketed by better-known competitors.
     If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and services and may be unable to achieve profitability.
We operate in a competitive market which could constrain our future growth and profitability.
     We operate in a competitive environment, competing for customers with software companies, consulting firms and others. Many of our competitors offer complimentary products and/or services that we do not offer. Moreover, some of our competitors are much larger than we are, have proven products and services and may have the marketing and sales capabilities to commercialize competing products and services more effectively than we can.
The industry in which we operate is characterized by rapid technological changes, and our continued success will depend upon our ability to react to such changes.
     The markets for our products and services are characterized by rapidly changing technology. The introduction of products or services embodying new technology can render our existing products and services obsolete and unmarketable and can exert price pressures on existing products and services. It is critical to our success for us to be able to anticipate changes in technology and to successfully develop and introduce new, enhanced and competitive products and services on a timely basis. We cannot assure you that we will successfully develop new products or services or introduce new applications for existing products and services, that new products and applications will achieve market acceptance or that the introduction of new products, services or technological developments by others will not render our products and services obsolete. Our inability to develop products and services that are competitive in technology and price and meet customer needs could have a material adverse effect on our business, financial condition or results of operations.

Our management controls a substantial percentage of our stock and therefore has the ability to exercise substantial control over our affairs.
     As of the date of this prospectus, our directors and executive officers beneficially owned 4,917,212 shares, or approximately 53.9%, of our outstanding common stock in the aggregate. Because of the large percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our stockholders.
The loss of our executive officers and certain other key personnel could hurt our business.
     Our success wholly depends upon the personal efforts and abilities of our officers and other key personnel, B.K. Gogia, Jerzy Bala and Jesus Mena. The loss of or unavailability of the services of any one of these individuals would have a material adverse effect on our business prospects and/or potential earning capacity.
We may not be able to hire and retain qualified technical personnel.
     Competition for qualified personnel in the computer software industry is intense, and we may not be successful in attracting and retaining such personnel. Failure to attract qualified personnel could harm the proposed growth of our business. In addition, companies in our industry whose employees accept positions with competitors frequently claim that the competitors have engaged in unfair hiring practices. We may receive such notices in the future as we seek to hire qualified personnel and such notices may result in material litigation and related disruption to our operations.
We may not be able to protect important intellectual property, and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.
     We currently have three patent applications pending and we have filed two provisional patents recently. While we believe that we have a proprietary position in component technologies for our products, our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies, processes and designs, to secure patents for the applications we have pending and to protect those patents that we may secure. We do not know whether any of our pending patent applications will be issued or, if issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated.
     We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so.
We may face liability claims from future customers if our software malfunctions or contains undetected defects.
     Our products have in the past contained, and may in the future contain, undetected or unresolved errors when first introduced, as new versions are released, or otherwise. Despite extensive testing, errors, defects or failures may be found in our current or future products or enhancements after they have been installed by customers. If this happens, we may experience delay in or loss of market acceptance and sales, diversion of development resources, injury to our reputation or increased service costs, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, because our products are designed to provide critical data analysis services, we may receive significant liability claims. Although we intend to obtain product liability insurance covering certain damages arising from implementation and use of our products, our insurance may not cover all claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and business.

We currently are dependent on contracts with the federal government for all of our revenues.
     Revenues derived from federal government contracts accounted for all of our revenues since fiscal 2004. We expect that government contracts will continue to be a significant source of our revenues for the foreseeable future. Our business generated from government contracts may be adversely affected if:
•	levels of government expenditures and authorizations for national and homeland security related programs decrease, remain constant or shift to programs in areas where we do not provide products and services;

•	we are prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of procurement laws or regulations;

•	we are not granted security clearances that are required to sell our products or services or such security clearances are revoked; or

•	our reputation or relationship with government agencies is impaired.
If we fail to comply with complex procurement laws and regulations, we may be subject to civil and criminal penalties and administrative sanctions.
     We must comply with laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we do business with government agencies and may impose added costs on our business. For example, we are subject to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of federal government contracts, and to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations.
     If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with government agencies, which could materially and adversely affect our business, financial condition and results of operations. In addition, a government may reform its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts.
Risks Related to Our Common Stock
Currently, there is no liquid trading market for our common stock, which may adversely impact your ability to sell your shares and the price you receive.
     There is currently no liquid trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of the registration statement filed with the SEC in connection with this offering. To initiate the quotation of our common stock, a market maker must file a Form 211 to allow the market maker to make a market in our common stock. At the date of this prospectus, we have contacted a market maker to file a Form 211 and initiate making a market. However, we cannot assure you that the market maker we have contacted, or any other market maker, will file a Form 211 or that any filed Form 211 will be accepted by the OTC Bulletin Board. Accordingly, we cannot assure you that our common stock will be listed for quotation on the OTC Bulletin Board or, if quoted, that a public market will materialize. Furthermore, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members.
     If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then you may not be able to resell the shares of our common stock that you have purchased and you may lose all of your investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely effect the market price of our common stock.

     Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.
Our common stock may be deemed a “penny stock,” which would make it more difficult for you to sell your shares.
     Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or another national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our common stock. If our common stock is subject to the penny stock rules, you will find it more difficult to dispose of the shares of our common stock that you have purchased.
We may need to raise additional capital in the future, but that capital may not be available.
     We believe that we have sufficient capital to carry out our proposed business objectives and operate as a going concern. However, we cannot assure you that we will be successful or that our operations will generate sufficient revenues, if any, to meet the expenses of our operations. If we require additional financing in the future, such financing may not be available or, if available, may not be available on satisfactory terms. Additionally, the nature of our business activities may require the availability of additional funds in the future due to more rapid growth than is forecast, and thus, we may need additional capital or credit lines to continue that rate of business growth. We may encounter difficulty in obtaining these funds and/or credit lines. Moreover, even if additional financing or credit lines were to become available, it is possible that the cost of such funds or credit would be high and possibly prohibitive.
     If we were to decide to obtain such additional funds by equity financing in one or more private or public offerings, current stockholders would experience a corresponding decrease in their percentage ownership.
Our independent registered public accounting firm has expressed substantial doubt regarding our ability to continue as a going concern.
     Our audited financial statements for the years ended December 31, 2005 and 2004 and our reviewed financial statements for the nine months ended September 30, 2006 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued its report dated August 14, 2006 in connection with the audit of our financial statements for the years ended December 31, 2005 and 2004, and its report dated November 6, 2006 in connection with the review of our financial statements for the nine months ended September 30, 2006, that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern due to our having sustained operating losses and capital deficits from operations. The fact that we have received this “going concern opinion” from our independent registered public accounting firm will likely make it more difficult for us to raise capital on favorable terms and could hinder, to some extent, our operations. Additionally, if we are not able to continue as a going concern, it is likely that stockholders will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to our ability to raise sufficient capital to finance our planned operations, market acceptance of our technology and product offerings, our ability to attract and retain key personnel, our ability to protect our intellectual property, and estimates of our cash expenditures for the next 12 to 36 months. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.
     These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.
     We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.” However, we will receive the proceeds from the exercise of the warrants, if any. If all of the warrants covering shares under this offering are exercised, we would receive $397,005, all of which we intend to use for working capital. In addition, we will incur all costs associated with this registration statement and prospectus.
DETERMINATION OF OFFERING PRICE
      The selling stockholders will sell at a price of $.50 or a range per share until our common stock is quoted on the OTC Bulletin Board. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for our common stock develops, the actual offering price of the shares offered by this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders. As a result, after our common stock is quoted on the OTC Bulletin Board, the offering price will be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.
OUR BUSINESS
     We develop and market privacy preserving software that performs predictive analysis. Predictive analytics is the analysis of historical and current information to identify trends and patterns to predict likely future outcomes. Our products simultaneously analyze data in multiple remote locations without the need to move the data to a central data warehouse, thereby preserving the privacy and security of the data. Our technology can be used to identify and predict risks and opportunities in near real time for many applications, including homeland security, fraud and intrusion detection, and customer relationship management (CRM).

     Market Opportunity
     We believe that the demand for predictive analytics technology, in general, has increased in the last several years. Moreover, the need for advanced predictive analytics to analyze data in multiple remote locations has significantly increased due to the heightened security concerns after the events of September 11, 2001 and the proliferation of databases across the intelligence community and federal agencies. Our key executives have been working with the federal government for several years and have gained insight into the need for advanced predictive analytics software and the required capabilities of that software, particularly within the Department of Homeland Security (“DHS”). Prior to joining InferX, one of our key executives was tasked by the Office of the Inspector General to assess all of the analytics systems within DHS. His findings, some of which have been publicly released, show that there is a significant need for advanced predictive analytics technology that is privacy preserving and that analyzes data in multiple remote locations and predicts risks and opportunities in near real time. In addition, our management has evaluated a number of activities where national and homeland security related concerns will require predictive analysis software. We believe that cargo security, particularly involving shipments through ports, as part of the international supply chain presents a need for predictive analytics software, with both government and private industry as potential purchasers of such software. Accordingly, we have developed a cargo security solution based on our technology.
     As a result of the United States’ efforts, particularly through Customs and Border Protection under DHS, to secure the international supply chain and the need for the international community to adopt cargo security standards to ship cargo through U.S. ports, we believe that there will be a significant international market for our solution. The 2006 World Customs Organization exhibition focused on the theme “Safer Trade through Technology.” InferX management attended the meeting and expects to establish joint marketing arrangements with European companies.
     We believe our products have a broad application in many other verticals in the areas of fraud detection, risk analysis and customer retention. Specific examples of potential uses of our products are as follows:
•	Financial Services: Increase customer retention; optimization of cross selling; detection of money laundering; and fraud detection.

•	Insurance: Increase customer profitability; fraud detection; optimization of cross selling; and customer compliance.

•	Healthcare: Optimal treatment analysis; clinical drug trial analysis; analysis of medical images; and healthcare fraud and abuse detection.

•	Retail: Promotion effectiveness analysis; product placement analysis; optimization of cross selling; and sales force optimization.
     Our Product Offerings
     InferAgent®
     Our flagship product is InferAgent. InferAgent was originally developed to analyze distributed sensor data from different locations for the Missile Defense Agency, an agency within the United States Department of Defense (“DoD”).
     InferAgent can analyze data in multiple geographic locations, in near real time without ever moving the data. InferAgent uses the Internet and existing infrastructure to analyze information. As a result of the analysis, InferAgent can detect and predict risks and opportunities for both commercial and government customers.
     We believe that InferAgent has placed us at the forefront of a new category of technology called “Privacy Preserving Data Mining.” Privacy is preserved because the data is not moved.

     InferTextTM
     Based on InferAgent’s distributed architecture, InferText is designed to analyze unstructured content, such as documents, email and other types of text. Unlike traditional, keyword search based approaches to unstructured content, InferText transforms unstructured content into a format that facilitates the discovery of meaningful relationships among documents.
     InferClusterTM
     Clustering refers to the partitioning of a set of objects into groups such that objects within the same group are more similar to each other than objects in different groups. Clustering makes it easier to recognize outliers and other anomalies in the data. We believe that this has become an increasingly essential data analysis task.
     InferCluster is designed to automatically perform clustering on distributed data, which we believe no other clustering solution currently does. InferCluster uses the same distributed architecture as InferAgent.
     InferViewTM
     InferView allows users to discover trends and patterns in a single database. The system mined, classifies and analyzes data to predict likely outcomes. InferView creates a 3-D visualization space where users can see, explore, zoom in and gain insight into their data.
     Patents and Trademarks
     Our technology is protected by the following patents:

Patent	Information	Dates	Status
InferView	Full application	Filed July 2003	Pending

US Serial:
10/617,054

InferAgent	Full application	Filed July 2003	Pending

US Serial:
10/616,718

A hybrid Bayesian decision tree for classification	Full application US Serial:	Filed March 2003	Pending
60/556,554

InferCluster	Provisional application	Filed September 2006	Filed

InferText	Provisional application	Filed September 2006	Filed
     Our InferView patent protects the product’s unique graphical user interface that helps visualize decision making models.
     The InferAgent patent covers the architecture, algorithms and framework underlying InferAgent’s distributed data mining processes.

     The hybrid Bayesian decision tree for classification patent describes our method for increasing the speed of decision making.
     We have filed provisional patent applications for both InferCluster and InferText. Provisional patent applications allow us to obtain the earliest possible filing dates and give us additional time to prepare a full patent application. We anticipate filing full patents for both products by February 2007.
     Competition
     The market for our solutions is intensely competitive and is constantly changing. Our competitors vary in the size and scope of the products and services they offer. We encounter competition from a number of sources, including:
•	predictive modeling companies;

•	CRM solutions providers;

•	business intelligence solutions providers; and

•	software companies supplying modeling, rules or analytic development tools.
     Companies such as SAS Institute Inc., SPSS Inc., Fair Isaac Corporation, Angoss Software Corp., Megaputer Intelligence, Inc. and Insightful Corporation offer stand-alone software systems that perform predictive analysis on single desktops and servers. InferAgent can operate on multiple, geographically-dispersed computers.
     Oracle Corporation and Teradata (a division of NCR Corporation) provide analytical tools that only operate with their respective proprietary database products. InferAgent can operate with multiple databases, regardless of the underlying database format.
     Companies such as Infoglide Software Corporation, International Business Machines Corporation, Knowledge Computing Corporation, Exegy, Inc. and Dulles Research, LLC, market software that can perform discovery over networks and distributed data sources. However, we believe that their software has no predictive analytic capabilities and generally provides only for discrete pattern matching, such as matching of names, phone numbers, IP addresses, etc.
     We believe our products offer the following advantages compared to our competition:
•	access and mine remote data

•	provide predictive analysis where many future risks and opportunities can be identified

•	work with multiple databases in different formats

•	preserve the privacy of data

•	maintain the security and ownership of data

•	eliminate the need for creating data warehouses

•	provide near real time analysis and prediction
     We believe access to additional data sources beyond those in a data warehouse provides a better basis for more accurate analysis. Also, we believe that the elimination of the need for a data warehouse will result in cost and time savings and reduce on-going support and maintenance expenses. Accordingly, we believe using our systems can result in a significant return on investment.

     Sales and Marketing
     We work with Athorn Clark & Partners, New York, NY to assist with the development of marketing and collateral material, branding and Web design and content.
     Additionally, we have hired Jesus Mena as our Chief Strategy Officer to assist with our sales effort within DHS. Mr. Mena has over 25 years of experience in data mining and has written four books on data mining and homeland security, including his latest, “Homeland Security Techniques and Technologies.” Mr. Mena recently completed a DHS-wide audit of all DHS analytical and data mining systems and has detailed knowledge and insight into the efforts and needs of the DHS components. We believe there are considerable barriers to entry when pursuing sales within DHS. They include having access to the proper contracting vehicle, having facilities and people with the proper security clearances and having personnel with appropriate core knowledge in both product offerings and DHS sales procedures. However, we believe that the addition of Mr. Mena and our continuing work with the Missile Defense Agency enables us to overcome DHS barriers and affords the company significant sales advantages.
     We have also recently worked with Northrop Grumman and Lockheed Martin, both of which we believe have substantial credibility within DHS. Both companies use our software, and we believe our previous work with them will allow us to explore potential business opportunities with them on possible future DHS contracts at a minimal cost.
     Our initial sales strategy is to target (i) sea ports, terminal operators, sea carriers and importers as part of an international supply chain pilot, (ii) components of DHS, and (iii) early adopters of advanced analytics technologies.
     We intend to focus first on building a direct sales force that is both salary and commission based and second on relationships with channel partners that are leading systems integrators, application developers and platform partners, to generate sales to high-volume data content owners both domestically and abroad. The channel partners will be compensated by substantial product discounts that are consistent in the industry.
     Through 2007, we plan to expand our sales and marketing force to 17 employees. Beginning in 2007, we intend to deploy our channel strategy.
     We believe that current customers’ technology initiatives will provide sales opportunities with extended international supply chain participants, including additional ports, federal agencies and the intelligence community.
     Customers
     Government contracts are currently our sole source of revenue. For the past two years, payments under contracts with the Missile Defense Agency have accounted for substantially all of our revenues from operations. We expect that government contracts will continue to be a significant source of our revenues for the foreseeable future.
     Research and Development
     We continue to develop and enhance the features and performance of our products and introduce new products. Four of our six employees devote at least a portion of their time to research and development activities.
     Employees
     We have six employees: five full time, four of whom devote at least a portion of their time to sales and marketing, and one part time administrative employee. Four of our employees are members of management. To the best of our knowledge, we are in compliance with local prevailing wage, contractor licensing and insurance regulations. None of our employees is represented by any collective bargaining agreement, and our relationship with our employees is good.

     Legal Proceedings
     We are not aware of any pending legal proceedings against us.
     Property
     We lease approximately 4,700 square feet of office space at 1600 International Drive, Suite 110, McLean, Virginia pursuant to a lease which expires in November 2008. Our lease provides for an annual rental of approximately $101,000 which is subject to annual escalations of 4%. The space can house approximately 15 to 20 staff. We believe that our facilities are adequate for our needs and that additional space is readily available should we need it.
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
     The information set forth and discussed in this Management’s Discussion and Analysis or Plan of Operation is derived from our financial statements and the related notes, which are included in this prospectus. The following information and discussion should be read in conjunction with those financial statements and notes. Additionally, this Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements. We encourage you to review our “Cautionary Note Regarding Forward-Looking Statements” at the front of this prospectus, and our “Risk Factors” set forth above.
     Overview
     Our company was formed in May 2005 to pursue a business combination. On October 24, 2006, we acquired InferX Corporation, a Virginia corporation (“InferX Virginia”), and on October 27, 2006 we merged InferX Virginia into our company and changed our name to “InferX Corporation.” InferX Virginia was formed in August 2006 by the merger of the former InferX Corporation, a Delaware corporation (“InferX Delaware”), with and into Datamat Systems Research, Inc., a Virginia corporation and an affiliate of InferX Delaware (“Datamat”), pursuant to which Datamat was the surviving corporation and changed its name to “InferX Corporation.” Datamat was formed in 1992 as a professional services research and development firm, specializing in technology for distributed analysis of sensory data relating to airborne missile threats under contracts with the Missile Defense Agency and other DoD contracts. InferX Delaware was formed in 1999 to commercialize Datamat’s missile defense technology to build applications of real time predictive analytics. The original technology was developed in part with grants by the Missile Defense Agency.
     After the acquisition of InferX Virginia, we succeeded to its business as our sole line of business. Currently, we primarily provide services and software to the United States Government.
     Critical Accounting Policies
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We rely on historical experience and on other assumptions we believe to be reasonable under the circumstances in making our judgments and estimates. Actual results could differ from those estimates. We consider our critical accounting policies to be those that are complex and those that require significant judgments and estimates, including the following: recognition of revenue, capitalization of software development costs and income taxes.
     Cash and Cash Equivalents
     We consider all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.

     We maintain cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000.
     Allowance for Doubtful Accounts
     We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of the allowance, management is required to make certain estimates and assumptions.
     Fixed Assets
     Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (primarily three to five years). Costs of maintenance and repairs are charged to expense as incurred.
     Computer Software Development Costs
     During 2005, we capitalized certain software development costs. We capitalize the cost of software used for internal operations once technological feasibility of the software has been demonstrated. We capitalize costs incurred during the development process, including payroll costs for employees who are directly associated with the development process and services performed by consultants. Amortization of such costs is based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the software, typically five years. It is possible that those anticipated gross revenues, the remaining economic life of the products, or both, may be reduced as a result of future events.
     Revenue Recognition
     Historically we have generated revenue from professional services under both fixed-price and time-and-material contracts. Since 2004, all our revenue has been generated under fixed-price contracts.
     Time-and-Material Contracts
     Time-and-material contracts revenue is generated as costs are generally incurred in proportion with contracted billing schedules and revenue is recognized as services are performed, with the corresponding cost of providing those services reflected as direct costs. Such method is expected to result in reasonably consistent profit margins over the contract term.
     Fixed-Price Contracts
     Revenue generated from fixed-price contracts, including most application management and support contracts, is recognized ratably over the contract term. Revenue generated from certain other fixed-price contracts is recognized using the percentage of completion method as the ratio of labor hours incurred to estimated total labor hours.
     This method is used because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made, based on historical experience and milestones set forth in the contract. Our project delivery and business unit finance personnel continually review labor hours incurred and estimated total labor hours, which may result in revisions to the estimated amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change.
     If we do not accurately estimate the resources required or the scope of work to be performed for a contract or if we do not manage the project properly within the planned time period, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.

     Unbilled services represent services provided which are billed subsequent to the period end in accordance with the contract terms and services rendered for which contracts with government agencies were executed subsequent to the period end. All such amounts are anticipated to be realized in the following period.
     Any unearned revenue reflects items that are unbilled by the company with the revenue and billing associated with the project to be incurred in the following period.
     Stock-Based Compensation
     During the nine months ended September 30, 2006 and the years ended December 31, 2005 and 2004         , we did not issue any stock options or other equity based incentives. However, we intend to adopt, subject to stockholder approval, a qualified stock option plan that will include up to 2,200,000 shares of our common stock.
     Employee stock awards under our compensation plans will be accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” and related interpretations. The company provides the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees will be accounted for under the provisions of SFAS 123. We have adopted the enhanced disclosure provisions of SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123.”
     We will measure compensation expense for our employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period.
     Concentrations
     We have derived all of our revenue from agencies of the United States Government.
     Financial instruments that potentially subject the company to significant concentrations of credit risk consist principally of accounts receivable and unbilled receivables. To date, accounts receivable and unbilled receivables have been derived from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required.
     Income Taxes
     Under Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
     Research and Development
     Research and development costs are expensed as incurred.
     Recent Issued Accounting Standards
     On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transactions” (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. We do not anticipate that the implementation of this standard will have a material impact on our financial position, results of operations or cash flows.

     In May 2005, FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS 154 to have a material effect on our financial statements.
     Nine Months Ended September 30, 2006 and 2005
     Revenue for the nine months ended September 30, 2006 was approximately $125,000, a decrease of approximately $50,000, or 29% from approximately $175,000 for the same period in 2005. This was a result of management’s decision to reduce reliance on Federal Government professional services and to concentrate on further development and sales of our software for use in the government and commercial sectors.
     Direct costs for the nine months ended September 30, 2006 were approximately $250,000 compared to approximately $206,000 for the same period in 2005, an increase of approximately $44,000 or 21.4%. This resulted primarily from labor costs that were capitalized as a part of software development in 2005, none of which was capitalized in 2006. Salaries in 2005 were also reduced due to key software development management taking substantial reductions in salaries. Accordingly, our gross margin declined in the nine months ended September 30, 2006 to 100.3% from 17.6% for the same period in 2005.
     Indirect expenses, which include indirect labor, professional fees, advertising, consulting and general and administrative, increased approximately $196,000 from approximately $387,000 for the period ended September 30, 2005 to approximately $584,000 for the same period in 2006. This represents an increase of 50.7%. The increase is primarily a result of increased marketing expenses in connection with our software of approximately $148,000 and key management taking salary reductions in 2005 of approximately $50,000.
     Year Ended December 31, 2005 and 2004
     Revenue for the year ended December 31, 2005 was approximately $225,000, a decrease of approximately $348,000, or 61% from approximately $573,000 for the same period in 2004. This was a result of a decision by management to reduce reliance on Federal Government professional services contracts and to concentrate on further development and sales of our software for use in the commercial sector.
     Direct costs for the year ended December 31, 2005 were approximately $209,000 compared to approximately $177,000 for the same period in 2004, an increase of approximately $32,000 or 18%. This resulted primarily from capitalization of labor costs in connection with software development that in 2005 were $24,000 and that were $265,000 in 2004, a decrease of approximately $241,000. Salaries in 2005 were also reduced due to key software development management taking substantial reductions in salaries. Amortization on capitalized software also increased to approximately $177,000 in 2005, an increase of approximately $47,000 from amortization of approximately $130,000 in 2004. Accordingly, our gross margin declined in the year ended December 31, 2005 to 7% from 69% for the same period in 2004.
     Indirect expenses, which include indirect labor, professional fees, advertising, consulting and general and administrative, increased approximately $45,000 from approximately $482,000 for the year ended December 31, 2004 to approximately $527,000 for the same period in 2005. This represents an increase of 9%. The increase is a result of an marketing and consulting fees that are related to the positioning of the company and its products for delivery to commercial markets, and a decrease in indirect labor and general and administrative expenses due to reductions in company staffing.

     Liquidity and Capital Resources
     We had cash of approximately $2,600 at September 30, 2006 and working capital of approximately ($721,000). During the nine months ended September 30, 2006 we used approximately $297,000 from our operations. Operations were funded primarily from an increase in net borrowings of approximately $306,000 and by exchanging stock for services in the amount of $99,000.
     Our working capital and cash position do not reflect an equity investment pursuant to a private placement of $1,164,696 commenced and completed in October 2006. The investors paid $.50 per share of common stock, and also received one five year warrant with an exercise price of $.50 and one five year warrant with an exercise price of $.62. We sold 2,329,392 units in the private placement (including $362,196 in cancellation of indebtedness and accrued interest under outstanding bridge loans), resulting in gross cash proceeds of approximately $802,500.
     We have entered in to employment contracts that range in length from three to five years with five employees. The contracts call for total annual compensation in the amount of $670,000.
     In October 2006, we executed a new contract with the Missile Defense Agency for approximately $400,000 that under the terms of the contract is to be completed within one year.
     We will need to generate significant additional revenue to support our projected increases in staffing and other operating expenses, which we cannot give any assurance we will be able to accomplish. If we are unable to generate increased revenue, it may be necessary for us to significantly reduce expenses or raise additional capital to stay in business. Although we believe the additional capital we will require will be provided either through the exercise of warrants and/or increased revenue, we cannot assure you that the warrants will be exercised or that we can generate sufficient revenue to maintain projected operating levels. Accordingly, we may need to try to secure additional equity or debt financing which we cannot assure you would be available to us at prices that would be acceptable. Our failure to generate such revenue, reduce expenses or obtain necessary financing could impair our ability to stay in business and raises substantial doubt about our ability to remain as a going concern.
MANAGEMENT
     The following table sets forth the name, age, position and term of directorship, as applicable, of each of our directors and executive officers.

Name and Position	Age	Director Since
B.K. Gogia President, Chief Executive Officer and Chairman of the Board of Directors	55	2006

Dr. Jerzy W. Bala Chief Technical Officer and a Director	47	2006

Scott B. Parliament Chief Financial Officer, Vice President of Business Development and Marketing and a Director	49	2006

Jesus Mena Chief Strategy Officer	60	—

     Management Biographies
     B.K. Gogia - Mr. Gogia has been President, Chief Executive Officer and a director of InferX since our acquisition of InferX Virginia in October 2006. Mr. Gogia was the founder of and had been President, CEO and Director of InferX Virginia since its inception in 1992. Prior to the formation of InferX Virginia, Mr. Gogia was Technical Director/Software Manager with Science Applications International Corporation (SAIC), and held senior technical positions with L3 Corporation and Lockheed Martin Corporation. Mr. Gogia began his career as a systems engineer and software developer with Data General Corporation in the field of compilers and operating systems.
     Mr. Gogia holds a Bachelors degree from the University of Delhi, India; a Masters degree with a major in Computer Science from New York Institute of Technology; and a postgraduate management degree with a major in Marketing from the Institute of Marketing & Management. In 2004, Mr. Gogia was chosen to participate in a Mindshare program for CEOs of the most promising technology companies in the Greater Washington area.
     Jerzy W. Bala, Ph.D. - Dr. Jerzy Bala has been Chief Technical Officer and a director of InferX since our acquisition of InferX Virginia in October 2006. Dr. Bala had been employed by InferX Virginia since 1994 as Chief Scientist and was appointed Chief Technical Officer of InferX Virginia in May 2006 and a director in September 2006. Dr. Bala defines short and long term technology directions for the products, business cases for new markets, oversees research and development of future products and existing products, and manages intellectual property for InferX.
     From May 2002 to October 2002, Dr. Bala consulted with Mitre Corporation, a federally funded research and development corporation (FFRDC) in its Data Exploitation and Information Management Group in development of data mining techniques for network intrusion detection sponsored by the National Security Agency; and subsequent development of data exploitation techniques for command and control in simulations in operations other than war for the U.S. Marine Corps.
     From September 1998 to May 2000, Dr. Bala served as Visiting Research Professor with the School of Information Technology, George Mason University, and was the recipient of a Fellowship in Computational Science and Engineering — National Science Foundation New Technologies Program in the Division of Advanced Scientific Computing.
     Dr. Bala holds a Ph.D. in Computer Science from George Mason University, an MSc in Computer Engineering and a BSc in Electrical Engineering from AGH University of Science and Technology in Poland. Dr. Bala’s Doctoral Dissertation Thesis was in “Learning to Recognize Visual Concepts,” with his Advisor, Professor Ryszard Michalski, a cofounder of Machine Learning as a discipline.
     Dr. Bala has over 70 peer reviewed publications in conference proceedings and journals and other numerous technical papers to its credit.
     Scott B. Parliament - Mr. Parliament has been Chief Financial Officer and a director of InferX since our acquisition of InferX Virginia in October 2006 and is now serving as Vice President of Business Development and Marketing as well. Mr. Parliament had been Chief Financial Officer of InferX Virginia since April 2005 and a director since September 2006. From April 2003 to December 2004, he was Chief Financial Officer of Securit-e-doc, Inc., a security and communications software company. From 2000 to April 2003, he was a Principal of KAM Strategic Advisors, a financial and management consulting firm. Mr. Parliament was also Chief Financial Officer for BioShield Technologies, Inc. (NASDAQ: BSTI) in 2000. Mr. Parliament’s experience in business development and marketing includes serving as head of marketing at Securit-e-doc, Inc. and Head of Retail Partnerships (business development) for Consumer Financial Network, a wholly owned subsidiary of IXL (NASDAQ: IIXL), from 1999 to 2000, and Chief Operating Officer, Director and Chief Financial Executive for Innovo Group, Inc. (NASDAQ: INNO) from 1996 to 1998. He is a CPA and spent ten years from 1980 to 1989 with BDO Seidman, one of the major international accounting firms where he specialized in business development and marketing focused on small market business expansion. Mr. Parliament has a BS in Accountancy from Ferris State University.
     Jesus Mena - Mr. Mena has been the Chief Strategy Officer of InferX since our acquisition of InferX Virginia in October 2006 and had been the Chief Strategy Office of InferX Virginia since August 2006. From November 2005 to August 2006 he was a data mining consultant to the Department of Homeland Security, Office of Inspector General, where he was the technical lead consultant on the first department wide audit of all data mining and advanced analytical systems. He held the same positions with the Sandia National Laboratories from April 2003 to November 2004, the National Counterterrorist Center from May to July 2004, and the General Accountability Office in April to June 2004. Mr. Mena is a world renowned expert in analytics and data mining, and has published several books, including Homeland Security Techniques and Technologies (2005), Investigative Data Mining for Security and Criminal Detection (2003), Web Mining for Profit (2002), and Data Mining Your Website (2001). From April 2000 to February 2002, Mr. Mena was the CEO of WebMiner, Inc., a company in the business of Internet marketing. Prior to this Mr. Mena spent approximately twenty years with the Internal Revenue Service where he was the lead data miner and artificial intelligence specialist. Mr. Mena has a BA in Communications from the University of Texas, El Paso.
     There are no family relationships among the officers and directors.

     Audit, Nominating and Compensation Committees
     Our Board of Directors does not have standing audit, nominating or compensation committees, and our Board of Directors performs the functions that would otherwise be delegated to such committees. We have not obtained directors and officers insurance required by the quality of independent directors who we seek to have join our Board of Directors. We are in the process of pricing directors and officers insurance. Accordingly, we anticipate that our Board of Directors will be able to attract qualified independent directors to serve on the Board and ultimately form standing audit, nominating and compensation committees.
EXECUTIVE COMPENSATION
     Compensation prior to the acquisition of InferX Virginia
     Since our inception through the date of the acquisition of InferX Virginia, none of our officers or directors has been paid any compensation for their services to the company.
     Compensation after the acquisition of InferX Virginia
     Summary Compensation
     The following table sets forth the cash and non-cash compensation InferX Virginia paid for services rendered during the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, to our current President and Chief Executive Officer. None of our executive officers received compensation in excess of $100,000 in any of those years, and therefore Mr. Gogia is the only executive officer whose compensation is included in the following table (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

Name and		Annual Compensation		Long-Term	All Other
Principal Position	Year	Salary	Bonus	Compensation	Compensation
B.K. Gogia	2005	$24,311	—	—	$23,254	(1)
President and Chief	2004	$55,370	—	—	$25,166	(1)
Executive Officer	2003	$70,891	—	—	$7,630	(1)

(1)	Consists of an automobile allowance in the amounts of $8,998, $8,998 and $1,500, and life insurance premiums for which the company is not the beneficiary in the amounts of $14,256, $16,168 and $6,130, for the years ended December 31, 2005, 2004 and 2003, respectively.
     We have employment agreements with our four executive officers: B.K. Gogia, Dr. Jerzy W. Bala, Scott B. Parliament and Jesus Mena. The employment agreements with Dr. Bala, Mr. Parliament and Mr. Mena each have a term of three years, and Mr. Gogia’s agreement has a term of five years. Each of these employment agreements are terminable by the company during the term with or without cause. The employment agreements are terminable by the executives for “good reason”, including a material breach of the employment agreement not cured within 15 days. Upon termination for “good reason” by the executive or by the company without cause, Mr. Parliament and Mr. Mena would receive a six month severance payment, Dr. Bala’s severance payment would be for nine months and Mr. Gogia’s severance payment would be the greater of two years or the remaining term of his employment agreement. For the fiscal year ending December 31, 2006, the annualized salaries are $180,000 for Mr. Gogia, $150,000 for Mr. Parliament, $140,000 for Dr. Bala and $100,000 for Mr. Mena, and each of the employees is eligible for a bonus upon achieving objectives determined by management for each executive for achieving certain performance targets.
     We have a 401(k) plan for which we provide no matching funds. We intend to adopt, subject to stockholder approval, a qualified stock option plan that will include up to 2,200,000 shares of our common stock. No other retirement, pension, or profit sharing exist.
     Directors are elected annually. Officers are selected by the Board of Directors and serve at the pleasure of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth, as of November 14, 2006, certain information concerning the beneficial ownership of common stock by (i) each person known by the company to be the owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The calculation of the percentage owned is based on 9,129,392 shares outstanding (plus, with respect only to each holder of securities that are exercisable for or convertible into common stock within 60 days, shares underlying such securities). The address of each of the directors and executive officers listed below is c/o InferX Corporation, 1600 International Drive, Suite 110, McLean, Virginia 22102 unless otherwise indicated.

		Percentage of
	Amount and Nature	Outstanding
Name and Address	of Beneficial Ownership	Shares Owned
B.K. Gogia	4,239,579(1)	46.9%

Jerzy W. Bala	496,524	5.4%

Scott B. Parliament	181,109(2)	2.0%

Jesus Mena	—	—

Robert B. Prag 2455 El Amigo Road Del Mar, CA 92014	746,166(3)	8.0%

John Lemak Sandor Capital Master Fund, L.P. 2828 Routh Street, Suite 500 Dallas, TX 75201	944,704(4)	9.9%

Lacuna Venture Fund LLLP c/o Lacuna Ventures 1100 Spruce Street, Suite 202 Boulder, CO 80302	913,361(5)	9.9%

All directors and executive officers as a group (4 persons)	4,917,212	53.9%

(1)	Includes 177,330 shares owned directly by Mr. Gogia’s daughter, 177,330 shares owned directly by Mr. Gogia’s son, and 35,466 shares owned directly by Mr. Gogia’s spouse. Mr. Gogia disclaims beneficial ownership of all shares owned directly by others.

(2)	Includes 10,000 shares owned directly by one of Mr. Parliament’s sons, and 10,000 shares owned directly by another of Mr. Parliament’s sons. Mr. Parliament disclaims beneficial ownership of all shares owned directly by others.

(3)	Based upon information contained in the amended Schedule 13G filed by Mr. Prag on November 3, 2006. Includes 206,968 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(4)	Based upon information contained in the Schedule 13G filed by Sandor Capital Advisors, LLC, a Texas limited liability company (“Sandor Advisors”), and Mr. Lemak, the principal of Sandor Advisors, on November 1, 2006. Includes 189,198 shares directly owned by Mr. Lemak. Also includes 327,107 of the 1,020,908 shares issuable upon the exercise of warrants owned by Sandor Advisors and held by Sandor Capital Master Fund, L.P. (“Sandor Capital”) (713,940 shares) and Mr. Lemak (306,968 shares), in the aggregate, that are exercisable within 60 days. By their terms, the warrants held by Sandor Capital and Mr. Lemak are not exercisable to the extent that exercise by either of them would result in the joint beneficial ownership by Sandor Advisors and Mr. Lemak of greater than 9.99% of the company’s issued and outstanding common stock. If all of the warrants were exercisable in full, Sandor Advisors and Mr. Lemak would jointly beneficially own 1,636,505 shares of common stock, which would represent beneficial ownership of approximately 16.1% of the company’s issued and outstanding common stock. Mr. Lemak makes investment decisions on behalf of Sandor Advisors.

(5)	Based upon information contained in the Schedule 13G filed by Lacuna Venture Fund LLLP (“Lacuna Venture Fund”), Lacuna Ventures GP LLLP (“Lacuna GP”) and Lacuna, LLC (“Lacuna LLC,” and, together with Lacuna Venture Fund and Lacuna GP, the “Lacuna Entities”) on November 3, 2006. Also includes 13,361 of the 1,800,000 shares issuable upon the exercise of warrants owned by the Lacuna Entities that are exercisable within 60 days. By their terms, the warrants held by Lacuna Venture Fund are not exercisable to the extent that exercise would result in the Lacuna Entities’ beneficial ownership of greater than 9.99% of the company’s issued and outstanding common stock. If all of the warrants were exercisable in full, the Lacuna Entities would beneficially own 2,700,000 shares of common stock, which would represent beneficial ownership of approximately 24.7% of the company’s issued and outstanding common stock. Rawleigh Ralls makes investment decisions on behalf of each of the Lacuna Entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Bridge Loan
     In May 2006, certain investors provided a bridge loan to InferX Virginia in the aggregate principal amount of $350,000 (the “Bridge Loan”). Robert B. Prag, John Lemak and Sandor Capital Master Fund, L.P. (“Sandor Capital”), who beneficially owns greater than 5% of our issued and outstanding shares of common stock, provided $50,000, $50,000 and $100,000, respectively, of the Bridge Loan. In consideration for the Bridge Loan, the investors received shares of InferX Virginia common stock convertible into an aggregate of 250,000 shares of common stock upon the consummation of our acquisition of InferX Virginia. Mr. Prag was issued 35,714 of these shares, Mr. Lemak was issued 35,714 of these shares and Sandor Capital was issued 71,429 of these shares. Upon the consummation of the acquisition, the entire principal amount of the Bridge Loan, plus interest accrued at the rate of 8% per annum, was repaid by the company, including the payment of $50,000 plus interest to Mr. Prag, $50,000 plus interest to Mr. Lemak and $100,000 plus interest to Sandor Capital. In lieu of payment in cash upon the consummation of the acquisition, Mr. Prag purchased 103,484 units, Mr. Lemak purchased 103,484 units and Sandor purchased 206,970 units in the October 2006 private placement in consideration of his cancellation of the entire principal amount of his Bridge Loan plus accrued interest, totaling $51,742, $51,742 and $103,485, respectively.
     Registration Rights
     In connection with our acquisition of InferX Virginia, the October 2006 private placement, and certain other agreements, we have agreed to file registration statements under the Securities Act to register the resale of our common stock beneficially owned by our former directors, officers and stockholders, Paul T. Mannion Jr., Andrew Reckles and Robert B. Prag, as well as the individuals who became directors, officers and significant stockholders following the acquisition: B.K. Gogia, Jerzy W. Bala and Scott B. Parliament. In addition, if we fail to meet certain deadlines in filing or having the registration statements declared effective, some of these individuals will be entitled to receive additional shares of common stock as a penalty.
     Transactions between Black Nickel and the Founding Stockholders
     Immediately prior to the consummation of our acquisition of InferX Virginia, we acquired an aggregate of 300,000 shares of our common stock from Messrs. Mannion, Reckles and Prag for an aggregate purchase price of $300.00.

SELLING STOCKHOLDERS
     We are registering this offering under the terms of a registration rights agreement between us and certain holders of our common stock and warrants to purchase shares of our common stock. We originally issued these securities in transactions that were exempt from the registration requirements of the Securities Act to purchasers we reasonably believed were “accredited investors,” as defined in Regulation D under the Securities Act. We are registering these securities to permit the selling stockholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of them. Except for the original stockholders of our predecessor, Black Nickel Acquisition Corp. I, the term selling stockholders includes the selling stockholders and their transferees, pledgees, donees or their successors. None of the original stockholders of Black Nickel Acquisition Corp. I, Messrs. Mannion, Prag and Reckles, has transferred any of their shares. We will file a prospectus supplement to name successors to any named selling stockholder who are able to use this prospectus to resell their securities. The second column lists the number of shares of common stock held by each selling stockholder as of November 14, 2006, assuming the exercise of all of the warrants held by such selling stockholder on that date, without regard to any limitations on exercise. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling stockholders. The fourth column lists the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.
     The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder is the beneficial owner of any additional shares of our common stock or other equity securities or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. Except for Mark Nicosia, who is a registered representative of a registered broker-dealer, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. Mr. Nicosia has advised us that he purchased his securities to be resold in the ordinary course of business and had no agreement or understanding, directly or indirectly, with any person to distribute the securities at the time of his purchase.
     The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

			Shares Held After	% Ownership After
Name	Shares Owned	Shares Offered	Offering	Offering (1)
Jerzy W. Bala (2)	496,524	70,000	426,524	4.7%

Brian M. Barton (3)	300,000	134,087	165,913	1.8%

Cynthia M Boyle and John N. Boyle III (4)	90,000	40,226	49,774	*

			Shares Held After	% Ownership After
Name	Shares Owned	Shares Offered	Offering	Offering (1)
Brian Corbman (5)	300,000	134,087	165,913	1.8%

Francisco de Cossio	10,000	10,000	—	—

B.K. Gogia (6)	4,239,579	225,000	4,014,579	44.0%

Lacuna Venture Fund LLLP (7)	2,700,000	1,206,779	1,493,221	9.9%

John Lemak (8)	496,166	241,515	254,651	4.9%

The London Family Trust (9)	588,486	296,604	291,882	3.1%

Paul T. Mannion, Jr. (10)	400,000	250,000	—	—

Mark Nicosia (11)	450,019	226,816	223,203	2.4%

Richard O’Leary (12)	300,000	134,087	165,913	1.8%

Scott B. Parliament (13)	181,109	45,000	136,109	1.5%

Robert B. Prag (14)	746,166	574,472	171,694	1.8%

Michael Pruitt (15)	75,000	33,521	41,479	*

Andrew Reckles (16)	400,000	250,000	—	—

Craig Samuels (17)	300,000	134,087	165,913	1.8%

Sandor Capital Master Fund, L.P. (18)	1,142,339	550,078	592,261	4.9%

David C. Stocking (19)	152,500	67,043	85,457	*

*	Less than 1%

(1)	The calculation of the percentage owned is based on 9,129,392 shares outstanding (plus, with respect only to each holder of securities that are exercisable for or convertible into common stock within 60 days, shares underlying such securities).

(2)	Dr. Bala is Chief Technical Officer and a director of InferX.

(3)	Includes 200,000 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(4)	Includes 60,000 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(5)	Includes 200,000 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(6)	Mr. Gogia is President, Chief Executive Officer and a director of InferX. Please see footnote 2 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Mr. Gogia’s beneficial ownership.

(7)	Includes 1,800,000 shares issuable upon the exercise of warrants, of which 13,361 are exercisable within 60 days. Please see footnote 6 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Lacuna Venture Fund LLLP’s beneficial ownership.

(8)	Includes 306,968 shares issuable upon the exercise of warrants, up to all of which are exercisable within 60 days. Please see footnote 5 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Mr. Lemak’s beneficial ownership. The percentage indicated under the column “% Ownership After Offering” does not include shares that Mr. Lemak does not have the right to acquire within 60 days.

(9)	Includes 351,848 shares issuable upon the exercise of warrants, of which 230,416 are exercisable within 60 days.

(10)	Mr. Mannion was President, a director and a founder of our predecessor, Black Nickel Acquisition Corp. I, from inception through October 2006.

(11)	Includes 269,060 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(12)	Includes 200,000 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(13)	Mr. Parliament is Chief Financial Officer, Vice President of Business Development and Marketing and a director of InferX. Please see footnote 3 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Mr. Parliament’s beneficial ownership.

(14)	Mr. Prag was a founder of our predecessor, Black Nickel Acquisition Corp. I. Please see footnote 4 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Mr. Prag’s beneficial ownership.

(15)	Includes 50,000 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(16)	Mr. Reckles was Secretary, a director and a founder of our predecessor, Black Nickel Acquisition Corp. I, from inception through October 2006.

(17)	Includes 200,000 shares issuable upon the exercise of warrants that are exercisable within 60 days.

(18)	Includes 713,940 shares issuable upon the exercise of warrants, up to 327,107 of which are exercisable within 60 days. Please see footnote 5 to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” for an explanation of Sandor Capital Master Fund, L.P.’s beneficial ownership. The percentage indicated under the column “% Ownership After Offering” does not include shares that Sandor Capital Master Fund, L.P. does not have the right to acquire within 60 days.

(19)	Includes 100,000 shares issuable upon the exercise of warrants that are exercisable within 60 days.
PLAN OF DISTRIBUTION
     Timing of Sales
     The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of InferX in making decisions with respect to the timing, manner and size of each sale.
     Offering Price
     The sales price offered by the selling stockholders to the public may be:
1.	at fixed prices;

2.	the market price prevailing at the time of sale;

3.	a price related to such prevailing market price; or

4.	such other price as the selling stockholders determine from time to time.
     Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

     Manner of Sale
     The shares may be sold by means of one or more of the following methods:
1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.
     The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions.
     If our selling stockholders enter into arrangements with brokers or dealers of the nature described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.
     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     Sales Pursuant to Rule 144
     Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.
     Regulation M
     We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, a selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made to stabilize the price of a security in connection with a distribution of that security. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

     State Securities Laws
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.
     Expenses of Registration
     We are bearing all costs and expenses relating to the registration of the selling stockholders’ resale of their common stock. These costs and expenses are estimated to total $30,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.
DESCRIPTION OF SECURITIES
     Our authorized capital stock consists of 85,000,000 shares, including 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, 9,129,392 shares of common stock and no shares of preferred stock are issued and outstanding. In addition, we have issued (i) Class A Warrants to purchase an aggregate of up to 2,329,392 shares of common stock at an exercise price of $.50 per share and (ii) Class B Warrants to purchase an aggregate of up to 2,329,392 shares of common stock at an exercise price of $.62 per share.
     Common Stock
     Voting Rights. All shares of common stock have equal voting rights, with one vote per share, on all matters submitted to the stockholders for their consideration. The shares of common stock do not have cumulative voting rights.
     Dividends. Subject to the prior rights of the holders of any series of preferred stock which may be issued, holders of common stock are entitled to receive dividends, when and if declared by the Board of Directors, out of company funds legally available therefor.
     Preemptive and Liquidation Rights. Holders of shares of common stock do not have any preemptive rights or other rights to subscribe for additional shares, or any conversion rights. Upon a liquidation, dissolution, or winding up of the affairs of the company, holders of the common stock will be entitled to share ratably in the assets available for distribution to such stockholders after the payment of all liabilities and after the liquidation preference of any preferred stock outstanding at the time.
     Other. There are no sinking fund provisions applicable to the common stock. The shares issued upon exercise of the Class A Warrants and the Class B Warrants will be fully paid and non-assessable when issued.
     Preferred Stock
     We are authorized to issue up to 10,000,000 shares of preferred stock, none of which is issued and outstanding. Under our certificate of incorporation, the Board of Directors may issue shares of preferred stock in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board of directors may determine. This is commonly referred to as “blank check” preferred stock. Blank check preferred stock may make it more difficult for current management to be replaced since management may use it to defeat an unsolicited takeover by increasing the number of shares of common stock held by existing shareholders.

     Class A Warrants
     The Class A Warrants are exercisable, in whole or in part, immediately upon issue until 5:00 p.m. Eastern Time on the fifth anniversary of the date of issue at an initial exercise price of $0.50 per share of common stock (subject to certain adjustments). The exercise price and the number of shares issuable upon exercise of the Class A Warrants is adjustable upon the occurrence of a stock split, share dividend or a similar event. In addition, if we issue shares of common stock at a price less than the offering price or other securities convertible into shares of common stock at a conversion price less than the offering price, then, the exercise price shall be adjusted to equal the subsequent lower offering price or conversion price, as the case may be.
     The Class A Warrants are also callable by the company under certain circumstances.
     The following description is qualified in its entirety by reference to the Class A Warrant, which was filed as an exhibit to our Current Report on Form 8-K, filed on October 30, 2006.
     Class B Warrants
     The Class B Warrants are exercisable, in whole or in part, immediately upon issue until 5:00 p.m. Eastern Time on the fifth anniversary of the date of issue at an initial exercise price of $0.62 per share of common stock (subject to certain adjustments). The exercise price and the number of shares issuable upon exercise of the Class B Warrants is adjustable upon the occurrence of a stock split, share dividend or a similar event. In addition, if we issue shares of common stock at a price less than the offering price or other securities convertible into shares of common stock at a conversion price less than the offering price, then, the exercise price shall be adjusted to equal the subsequent lower offering price or conversion price, as the case may be.
     The Class B Warrants are callable by the company under certain circumstances.
     The following description is qualified in its entirety by reference to the Class A Warrant, which was filed as an exhibit to our Current Report on Form 8-K, filed on October 30, 2006.
     Registration Rights
     We have granted the following registration rights to certain shareholders pursuant to a Registration Rights Agreement. The following description is qualified in its entirety by reference to the Registration Rights Agreement, which was filed as an exhibit to our Current Report on Form 8-K, filed on October 30, 2006.
     (1) First Registration Statement. We have filed a registration statement in connection with this offering (the “First Registration Statement”) registering the resale by the selling stockholders, the following shares of their common stock:
     (a) All 2,329,392 of the shares of common stock included in the units sold in the private placement;
     (b) 750,000 of the 1,200,000 shares of common stock originally held by Messrs. Mannion, Reckles and Prag as founders of our predecessor, Black Nickel Acquistion Corp. I;
     (c) 600,000 shares of common stock held by certain former InferX Virginia shareholders; and
     (e) such number of the Class A Warrant Shares that when aggregated with all of the             shares set forth in paragraphs (a) through (c) immediately preceding would equal 49% of the total number of shares of common stock issued and outstanding on the date that such registration statement is filed (exclusive of any shares of common stock under any warrants, options or convertible securities that have not yet been exercised or converted).

     We have agreed to use our best efforts to have the First Registration Statement declared effective by the SEC within 120 days following the closing of the Merger, or 150 days following the closing of the Merger should the SEC elect to review the registration statement.
     (2) Demand Registration Statement. The persons who are parties to the Registration Rights Agreement, upon the election of either (i) such persons holding, in the aggregate, greater than 50% of the shares of common stock registrable thereunder that were not registered under the First Registration Statement or (ii) any of Messrs. Mannion, Reckles or Prag, shall have the right, at any time commencing 30 days after the date that the First Registration Statement is declared effective, provided that such occurs, to demand the filing of a registration statement (the “Demand Registration Statement”) to register the Class B Warrant Shares and the remaining Class A Warrant Shares and shares held by Messrs. Mannion, Reckles and Prag that were not registered in the First Registration Statement.
     We will use our best efforts to file the Demand Registration Statement with the SEC within 45 days after a written demand noticed has been received by the company, and have the Demand Registration Statement declared effective by the SEC within 150 days following such written demand.
     (3) Penalty Provision. If the First Registration Statement or the Demand Registration Statement is not filed or declared effective within the applicable time periods described above, then each party to the Registration Rights Agreement will be entitled to receive the following as a penalty. For each month, or portion thereof, that the filing or the effectiveness is delayed, each party to Registration Rights Agreement other than the three founders and sole stockholders of the Black Nickel Acquisition Corp. I, the predecessor to our Company, will be entitled to receive an additional number of shares equal to one percent of such party’s respective portion of the shares covered by such applicable registration statement, up to a maximum of ten percent of such party’s respective portion of the shares covered by such applicable registration statement. The three founders and sole stockholders of the Black Nickel Acquisition Corp. I, the predecessor to our Company, will be entitled to receive (i) an additional number of shares equal to one percent of such party’s respective portion of the shares covered by such applicable registration statement for each month, or portion thereof, that the filing or the effectiveness is delayed up to a maximum of 12 months, (ii) an additional number of shares equal to one-and-one-half percent of such party’s respective portion of the shares covered by such applicable registration statement for each month, or portion thereof, that the filing or the effectiveness is delayed beyond 12 months, up to a maximum of 12 additional months, and (iii) if the filing or the effectiveness is delayed for more than 36 months, cash in the aggregate amount of $250,000 in addition to the stock issued in subparagraphs (i) and (ii), above. Additionally, if such current stockholder’s shares are not all registered within 36 months, under certain circumstances the Company could be obligated to redeem such penalty shares at a redemption price of $1.158 per penalty share.
     (4) Piggyback Registration. The persons who are parties to the Registration Rights Agreement shall have customary “piggyback” registration rights to have their shares registered for resale if the Company proposes to register certain sales of its securities.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     Market Information
     Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We are not aware of any market activity in our stock since inception through the date of this prospectus. We anticipate seeking sponsorship for the quotation of our common stock on the OTC Bulletin Board upon effectiveness of the registration statement we have filed with the SEC in connection with this offering. However, we can provide no assurance that our shares will be listed for quotation on the OTC Bulletin Board, or, if quoted, that a public market will materialize.
     Holders
     As of the date of this filing, there are 32 record holders of 9,129,392 shares of our common stock.

     Dividends
     We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on the common stock will rest solely within the discretion of the Board of Directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since inception.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE
     As previously reported in our Current Report on Form 8-K, filed with the SEC on October 30, 2006, effective as of October 25, 2006, we dismissed Raich Ende Malter & Co. LLP (“Raich Ende Malter”) as our independent accountants. Raich Ende Malter had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Raich Ende Malter is that, following the consummation of the Merger on October 25, 2006, (i) the former stockholders of InferX Virginia owned a majority of the outstanding shares of our common stock and (ii) our primary business unit became the business previously conducted by InferX Virginia. The independent registered public accountant of InferX Virginia was Michael Pollack CPA, LLC. We believe that it is in our best interest to have Michael Pollack CPA, LLC continue to work with our business, and we therefore retained that firm as our new independent registered account, effective as of October 25, 2006. Michael Pollack CPA, LLC is located at 46 Equestrian Lane, Cherry Hill, New Jersey.
     The report of Raich Ende Malter on our financial statements for the period from May 26, 2005 (inception) through our fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.
     The decision to change accountants was approved by our board of directors on October 25, 2006.
     From May 26, 2005 through October 25, 2006, there were no disagreements with Raich Ende Malter on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Raich Ende Malter, would have caused it to make reference to the matter in connection with its reports.
     As of October 25, 2006, Michael Pollack CPA, LLC was engaged as our new independent registered public accountant. The appointment of Michael Pollack CPA, LLC was approved by our board of directors. During our two most recent fiscal years and the subsequent interim periods through June 30, 2006, we did not consult Michael Pollack CPA, LLC regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.
EXPERTS
     The financial statements for each of the fiscal years ended December 31, 2005 and 2004 and the nine months ended September 30, 2006 and 2005 included in this prospectus have been included in reliance on the report of Michael Pollack CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The financial statements of Black Nickel Acquisition Corp. I for the period from inception (May 26, 2005) through December 31, 2005 included in this prospectus have been included in reliance on the report of Raich Ende Malter & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
     Seyfarth Shaw LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Subject to the Delaware General Corporation Law, our directors and executive officers are indemnified against all eligible liabilities, as set forth in our Certificate of Incorporation.

     We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the offering of our common stock under this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and the related exhibits. Statements made in this prospectus include summaries of material terms of the referenced contracts, agreements or documents of the company.
     Reports, registration statements, proxy and information statements, and other information we have filed with the SEC can be inspected and copied at the SEC’s Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section. You may obtain information on the Public Reference Section by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information.

INFERX CORPORATION
INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of InferX Virginia:
Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets as of December 31, 2005 and 2004	F-2
Statements of Operations for the years ended December 31, 2005 and 2004	F-3
Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2005 and 2004	F-4
Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-5
Notes to Financial Statements	F-6

Reviewed Financial Statements of InferX Virginia:
Report of Independent Registered Public Accounting Firm	F-24
Balance Sheet as of September 30, 2006 (Unaudited)	F-25
Statements of Operations for the nine months ended September 30, 2006 and 2005 (Unaudited)	F-26
Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2005 and 2004 (Audited) and nine months ended September 30, 2006 (Unaudited)	F-27
Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 (Unaudited)	F-28
Notes to Financial Statements (Unaudited)	F-29

Audited Financial Statements of Black Nickel Acquisition Corp. I:
Report of Independent Registered Public Accounting Firm	F-47
Balance Sheets as of December 31, 2005	F-48
Statements of Operations for the period from inception (May 26, 2005) through December 31, 2005	F-49
Statements of Changes in Stockholders’ Equity for the period from inception (May 26, 2005) through December 31, 2005	F-50
Statements of Cash Flows for the period from inception (May 26, 2005) through December 31, 2005	F-51
Notes to Financial Statements	F-52

Interim Financial Statements of Black Nickel Acquisition Corp. I:
Balance Sheet as of September 30, 2006 (unaudited)	F-54
Statements of Operations for the cumulative period during the development stage May 26, 2005 (inception) to September 30, 2006, the nine months ended September 30, 2006, the three months ended September 30, 2006, and the period from May 26, 2005 (inception) to September 30, 2005 (unaudited)
F-55
Statement of Changes in Stockholders’ Equity for the cumulative period during the development stage May 26, 2005 (inception) to September 30, 2006 (unaudited)	F-56
Statements of Cash Flows for the cumulative period during the development stage May 26, 2005 (inception) to September 30, 2006, the nine months ended September 30, 2006, and the period from May 26, 2005 (inception) to September 30, 2005 (unaudited)
F-57
Notes to Interim Financial Statements (unaudited)	F-58

Pro Forma Financial Statements:
Introduction to Unaudited Pro Forma Condensed Financial Statements	F-61
Notes to Unaudited Pro Forma Condensed Financial Statements	F-63
Pro Forma Condensed Balance Sheet as of September 30, 2006 (unaudited)	F-65
Pro Forma Condensed Statements of Operations the nine months ended September 30, 2006 (unaudited)	F-66
Pro Forma Condensed Statements of Operations for the year ended December 31, 2005 (unaudited)	F-67

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
InferX Corporation
I have audited the accompanying balance sheets of InferX Corporation (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.
I conducted the audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.
In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/Michael Pollack CPA
Cherry Hill, New Jersey
August 14, 2006

INFERX CORPORATION
BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004

ASSETS
CURRENT ASSETS
Cash	$—	$—
Accounts receivable, net	24,998	73,303
Unbilled services	4,687	—
Prepaid expenses and other current assets	15,947	42,105

Total current assets	45,632	115,408

Fixed assets, net of depreciation	36,065	50,835

Other Asset
Computer software development costs, net of amortization	513,546	665,644

Total other asset	513,546	665,644

TOTAL ASSETS	$595,243	$831,887

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Cash overdraft	$12,071	$30,718
Accounts payable and accrued expenses	249,228	91,958
Current portion of notes payable	15,292	268,338
Current portion of notes payable — related party	45,000	20,000
Unearned revenue	4,687	—

Total current liabilities	326,278	411,014

Long-term Liabilities
Notes payable, net of current portion	385,511	393,255

TOTAL LIABILITIES	711,789	804,269

STOCKHOLDERS’ EQUITY (DEFICIT)
Datamat Common stock, par value $1.00 per share, 5,000 shares authorized and 2,743 and 2,538 shares issued and outstanding	2,743	2,538
(Inferx Common stock, par value $0.001 per share, 0 and 2,000,000 shares authorized and 0 and 1,439,359 shares issued and outstanding)
Additional paid-in capital	484,908	102,957
Retained earnings (defict)	(604,197)	(77,877)

Total stockholders’ equity (deficit)	(116,546)	27,618

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$595,243	$831,887

The accompanying notes are an integral part of these financial statements.

INFERX CORPROARION
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
REVENUE	$225,275	$573,217

COST OF REVENUES
Direct labor and other finges	31,897	47,270
Amortization of computer software development costs	177,003	129,719

Total costs of revenues	208,900	176,989

GROSS PROFIT	16,375	396,228

OPERATING EXPENSES
Indirect and overhead labor and fringes	108,368	190,295
Professional fees	52,731	5,193
Advertising and marketing	127,652	1,109
Commissions and consulting fees	49,899	54,812
Travel related costs	31,141	8,233
Rent	97,734	93,975
General and administrative	44,204	113,967
Depreciation	14,770	14,269

Total operating expenses	526,499	481,853

NET LOSS FROM OPERATIONS BEFORE OTHER EXPENSE AND PROVISION FOR INCOME TAXES	(510,124)	(85,625)

OTHER EXPENSE
Interest expense, net of interest income	16,196	15,615

NET LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(526,320)	(101,240)

Provision for income taxes	—	—

NET (LOSS) APPLICABLE TO SHARES	$(526,320)	$(101,240)

NET (LOSS) PER BASIC AND DILUTED SHARES	$(200.35)	$(39.89)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (DATAMAT)	2,627	2,538

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY\(DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

			Additional	Retained
	Common Stock		Paid-In	Earnings
	Shares	Amount	Capital	(Deficit)	Total
Balance — January 1, 2004	2,538	$2,538	$102,957	$23,363	$128,858

Net loss for the year	—	—	—	(101,240)	(101,240)

Balance — December 31, 2004	2,538	2,538	102,957	(77,877)	27,618

Issuance of shares to founders for services rendered	114	114	191	—	305

Issuance of shares for cash	19	19	74,981	—	75,000

Issuance of shares for conversion of notes payable	72	72	249,928	—	250,000

Contribution of capital by shareholder	—	—	56,851	—	56,851

Net loss for the year	—	—	—	(526,320)	(526,320)

Balance — December 31, 2005	2,743	$2,743	$484,908	$(604,197)	$(116,546)

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(526,320)	$(101,240)

Adjustments to reconcile net (loss) to net cash used in operating activities:
Stock issued for services	305	—
Amortization of computer software development costs	177,003	129,719
Depreciation	14,770	14,269

Change in assets and liabilities
(Increase) decrease in accounts receivable	48,305	(30,166)
(Increase) in unbilled services	(4,687)	—
Decrease in prepaid expenses and other current assets	26,158	229,552
Increase (decrease) in accounts payable and accrued expenses	157,270	(21,546)
Increase in unearned revenue	4,687	—

Total adjustments	423,811	321,828

Net cash (used in) operating activities	(102,509)	220,588

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(5,021)
Computer software development costs	(24,905)	(265,395)

Net cash (used in) investing activities	(24,905)	(270,416)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in cash overdraft	(18,647)	30,718
Issuance of stock for cash	75,000	—
Contributions of capital	56,851	—
Borrowings (repayment) of notes payable	(10,790)	(8,998)
Borrowings (repayment) of note payable — related partry	25,000	18,110

Net cash provided by financing activities	127,414	39,830

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	(9,998)

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	—	9,998

CASH AND CASH EQUIVALENTS — END OF PERIOD	$—	$—

SUPPLEMENTAL INFORMATION OF CASHFLOW ACTIVITY
Cash paid during the year for interest	$6,791	$—

SUPPLEMENTAL INFORMATION ON NONCASH ACTIVITY
Conversion of notes payable to stock	$250,000	$—

Stock issued for services	$305	$—

		.
The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004
NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION
InferX Corporation (“InferX” or the “Company”) was incorporated under the laws of Delaware in 1999. On December 31, 2005, InferX and Datamat Systems Research, Inc. (“Datamat”), a company incorporated in 1992 under the corporate laws of the Commonwealth of Virginia executed an Agreement and Plan of Merger (the “Merger”). InferX and Datamat had common majority directors. The financial statements herein reflect the combined entity, and all intercompany transactions and accounts have been eliminated. As a result of the Merger, InferX merged with and into Datamat, the surviving entity. Upon completion, Datamat changed its name to InferX Corporation.
InferX was formed to develop and commercially market computer applications software systems that were initially developed by Datamat with grants from the Missile Defense Agency. Datamat was formed as a professional services research and development firm, specializing in the Department of Defense. The Company currently provides services and software to the United States government, and is in process of formalizing business plans that will enable them to provide software and services to commercial entities as well.
In May 2006, the Company entered into a Letter of Intent for a Share Exchange with Black Nickel Acquisition Corp. I (“Black Nickel”), as more fully described in Note 13, Subsequent Events.
On May 18, 2006, the Company entered into five separate promissory notes with one fund, one trust and three individuals in the total amount of $350,000 as fully described in Note 13, Subsequent Events.
Going Concern
As shown in the accompanying financial statements the Company has incurred a loss of $526,320 and $101,240 for the years ended December 31, 2005 and 2004, respectively, and has a working capital deficiency of $280,646 as of December 31, 2005. The principal reasons for the recurring losses is due to the Company’s changed focus on developing its products for the commercial markets as it transitions away from the less profitable government services market. The Company expects the negative cash flow from operations to continue its trend through the next twelve months. These factors raise significant doubt about the ability of the Company to continue as a going concern.
Management’s plans to address these conditions include continued efforts to obtain government contracts surrounding existing technology, and the raising of additional capital through both debt and equity.
The Company’s long-term success is dependent upon the obtaining of sufficient capital to fund its operations; development of its products; and launching its products to the worldwide market. These factors will contribute to the Company’s obtaining sufficient sales volume to be profitable. To achieve these objectives, the Company will be required to raise additional capital through public or private financings or other arrangements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
Going Concern (Continued)
It cannot be assured that such financings will be available on terms attractive to the Company, if at all. Such financings may be dilutive to existing stockholders and may contain restrictive covenants.
The Company is subject to certain risks common to technology-based companies in similar stages of development. Principal risks to the Company include uncertainty of growth in market acceptance for its products; history of losses in recent years; ability to remain competitive in response to new technologies; costs to defend, as well as risks of losing patent and intellectual property rights; reliance on limited number of suppliers; reliance on outsourced manufacture of its products for quality control and product availability; uncertainty of demand for its products in certain markets; ability to manage growth effectively; dependence on key members of its management; and its ability to obtain adequate capital to fund future operations.
The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Combination
InferX and Datamat merged as of December 31, 2005. The combined financials statements include the accounts of InferX and Datamat, and all intercompany accounts and transactions have been eliminated in the combination. The capital accounts of InferX have been retroactively reflected to account for this merger as of January 1, 2003.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.
The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Allowance for Doubtful Accounts
The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of the allowance, management is required to make certain estimates and assumptions. Management has determined that as of December 31, 2005 and 2004, an allowance of $2,364 is required.
Fixed Assets
Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (primarily three to five years). Costs of maintenance and repairs are charged to expense as incurred.
Computer Software Development Costs
During 2005 and 2004, the Company capitalized certain software development costs. The Company capitalizes the cost of software used for internal operations once technological feasibility of the software has been demonstrated. The Company capitalizes costs incurred during the development process, including payroll costs for employees who are directly associated with the development process and services performed by consultants. Amortization of such costs is based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the software, typically five years. It is possible that those anticipated gross revenues, the remaining economic life of the products, or both, may be reduced as a result of future events. For the years ended December 31, 2005 and 2004, the Company recognized $177,003 and $129,719 of amortization expense on its capitalized software costs, respectively.
Recoverability of Long-Lived Assets
The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale are carried at the lower of the then current carrying value or fair value less estimated costs to sell.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Revenue Recognition
The Company generates revenue from professional services rendered to customers. The Company’s revenue is generated under time-and-material contracts and fixed-price contracts.
Time-and-Material Contracts
Time-and-material contracts revenue is generated whereby costs are generally incurred in proportion with contracted billing schedules and revenue is recognized as services are performed, with the corresponding cost of providing those services reflected as direct costs. The majority of the customers are billed on an hourly or daily basis whereby actual time is charged directly to the customer. Such method is expected to result in reasonably consistent profit margins over the contract term.
Fixed-Price Contracts
Revenue generated from fixed-price contracts, including most application management and support contracts, is recognized ratably over the contract term. Revenue generated from certain other fixed-price contracts is recognized using the percentage of completion method as the ratio of labor hours incurred to estimated total labor hours.
This method is used because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made, based on historical experience and milestones set in the contract. The Company’s project delivery and business unit finance personnel continually review labor hours incurred and estimated total labor hours, which may result in revisions to the estimated amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change.
If the Company does not accurately estimate the resources required or the scope of work to be performed for a contract or if the Company does not manage the project properly within the planned time period, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.
The Company does not derive revenue from projects involving multiple revenue-generating activities. If a contract would involve the provision of multiple service elements, total estimated contract revenue would be allocated to each element based on the fair value of each element.
The amount of revenue allocated to each element would then be limited to the amount that is not contingent upon the delivery of another element in the future. Revenue for each element would then be recognized depending upon whether the contract is a time-and-materials contract or a fixed-price, fixed-time contract.
Unbilled services represent services provided which are billed subsequent to the period end in accordance with the contract terms and services rendered for which contracts with government agencies were executed subsequent to the period end. All such amounts are anticipated to be realized in the following period.
Any unearned revenue reflects items that are unbilled by the Company with the revenue and billing associated with the project to be incurred in the following period.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Stock-Based Compensation
Employee stock awards under the Company’s compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and have adopted the enhanced disclosure provisions of SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123”.
The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. For disclosure purposes, pro forma net loss and loss per share impacts are provided as if the fair value method under SFAS 123 had been applied:
The Company issued one warrant to purchase 50,000 shares in May 2005, with an expiration of 6-months. The warrant expired prior to any exercise into shares of common stock. The Company did not issue any options or warrants in the year ended December 31, 2004.

	Years Ended
	December 31,	December 31,
	2005	2004
Net income (loss), as reported	$(526,320)	$(101,240)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	—	—
Less: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	—	—

Pro forma net income (loss)	$(526,320)	$(101,240)

Basic and diluted income (loss) per share:
As reported	$(200.35)	$(39.89)

Pro forma	$(200.35)	$(39.89)

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Concentrations
The Company has derived all of its revenue from one customer.
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable and unbilled receivables. To date, accounts receivable and unbilled receivables have been derived from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required.
Segment Reporting
The Company follows the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company believes that there is only one operating segment.
Fair Value of Financial Instruments
The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.
Income Taxes
Under Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Earnings (Loss) Per Share of Common Stock
Basic net income (loss) per common share (“EPS”) is computed using the weighted average number of common shares outstanding for the period. Diluted earnings per share includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for the periods presented.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Earnings (Loss) Per Share of Common Stock (Continued)
There were no options or warrants to purchase shares of common stock at December 31, 2005 and 2004, respectively.
The following is a reconciliation of the computation for basic and diluted EPS:

	Years Ended
	December 31,	December 31,
	2005	2004

Net income (loss)	$(526,320)	$(101,240)

Weighted-average common shares outstanding :
Basic	2,627	2,538
Effect of dilutive securities-warrants	—	—

Diluted	2,627	2,538

Basic net earnings (loss) per share	$(200.35)	$(39.89)

Diluted net earnings (loss) per share	$(200.35)	$(39.89)

Research and Development
Research and development costs are expensed as incurred.
Recent Issued Accounting Standards
In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB revised FIN 46 and issued FIN 46 (revised December 2003) (“FIN 46R”). In addition to conforming to previously issued FASB Staff Positions, FIN No. 46R deferred the implementation date for certain variable interest entities. This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company does not have any investments in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation will not have any impact on the Company’s results of operations, financial position or cash flows.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Recent Issued Accounting Standards (Continued)
On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.
On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transaction” (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.
In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 3- FIXED ASSETS
Fixed assets consist of the following as of December 31, 2005 and 2004:

	Estimated Useful
	Lives (Years)	2005	2004
Computer equipment	5	$65,278	$65,278
Office machinery and equipment	3	12,942	12,942
Furniture and fixtures	5	538	538
Automobile	5	58,476	58,476

		137,234	137,234
Less: Accumulated depreciation		(101,169)	(86,399)

Total, net		$36,065	$50,835

Depreciation expense was $14,770 and $14,269 for the years ended December 31, 2005 and 2004, respectively.
NOTE 4- COMPUTER SOFTWARE DEVELOPMENT COSTS
Computer software development costs consist of the following as of December 31, 2005 and 2004:

	Estimated Useful
	Lives (Years)	2005	2004
Computer software development costs	5	$909,920	$885,015

Less: Accumulated amortization		(396,374)	(219,371)

Total, net		$513,546	$665,644

Amortization expense was $177,003 and $129,719 for the years ended December 31, 2005 and 2004, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 4- COMPUTER SOFTWARE DEVELOPMENT COSTS (CONTINUED)
Amortization expense anticipated through December 31, 2009 is as follows:

Year ended December 31:
2006	$177,003
2007	163,187
2008	101,167
2009	72,189

$513,546

NOTE 5- NOTES PAYABLE
SBA Loan
On July 22, 2003, the Company and the U.S. Small Business Administration (“SBA”) entered into a Note (the “Note”) under the SBA’s Secured Disaster Loan program in the amount of $377,100.
Under the Note, the Company agreed to pay principal and interest at an annual rate of 4% per annum, of $1,868 every month commencing twenty-five (25) months from the date of the Note (commencing August 2005). The Note matures July 2033.
The Company must comply with the default provisions contained in the Note. The Company is in default under the Note if it does not make a payment under the Note, or if it: a) fails to comply with any provision of the Note, the Loan Authorization and Agreement, or other Loan documents; b) defaults on any other SBA loan; c) sells or otherwise transfers, or does not preserve or account to SBA’s satisfaction for, any of the collateral (as defined therein) or its proceeds; d) does not disclose, or anyone acting on their behalf does not disclose, any material fact to the SBA; e) makes, or anyone acting on their behalf makes, a materially false or misleading representation to the SBA; f) defaults on any loan or agreement with another creditor, if the SBA believes the default may materially affect the Company’s ability to pay this Note; g) fails to pay any taxes when due; h) becomes the subject of a proceeding under any bankruptcy or insolvency law; i) has a receiver or liquidator appointed for any part of their business or property; j) makes an assignment for the benefit of creditors; k) has any adverse change in financial condition or business operation that the SBA believes may materially affect the Company’s ability to pay this Note; l) dies; m) reorganizes, merges, consolidates, or otherwise changes ownership or business structure without the SBA’s prior written consent; or n) becomes the subject of a civil or criminal action that the SBA believes may materially affect the Company’s ability to pay this Note.
As of December 31, 2005 and 2004, the Company has an outstanding principal balance of $374,551 and $377,100, respectively. Accrued interest as of December 31, 2005 and 2004 was $31,354 and $21,949, respectively. Interest expense on the SBA loan for the years ended December 31, 2005 and 2004 were $16,196 and $15,622, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 5- NOTE PAYABLE (CONTINUED)
Automobile Loan
The Company has a note payable with an automotive finance company in the original amount of $44,990 (the “Auto Note”). The Auto Note commenced in November 2003, and requires payments of $750 per month for a period of 60 months. The Auto Note is secured by the automobile.
As of December 31, 2005 and 2004, the outstanding principal balance of the Auto Note was $26,252 and $34,493, respectively.
Other Notes Payable
On March 3, 2000, the Company entered into an installment note with Tec-Masters, Inc. in the amount of $100,000. The amount was due May 1, 2000, however was extended with no maturity date. The $100,000 remained outstanding until December 31, 2005 when the Company converted this note into 28.77 shares of Datamat common stock (76,923 of InferX). There was no interest on this note, and was unsecured. As of December 31, 2005 and 2004, the outstanding principal balance on this note was $0 and $100,000, respectively.
On February 15, 2000, the Company entered into an installment note with an individual, in the amount of $100,000. The amount had no maturity date. The $100,000 remained outstanding until December 31, 2005 when the Company converted this note into 28.77 shares of Datamat common stock (76,923 of InferX). There was no interest on this note, and was unsecured. As of December 31, 2005 and 2004, the outstanding principal balance on this note was $0 and $100,000, respectively.
On February 9, 2000, the Company entered into an installment note with an individual, in the total amount of $25,000. The amount had no maturity date. The $25,000 remained outstanding until December 31, 2005 when the Company converted this note into 7.19 shares of Datamat common stock (19,231 of InferX). There was no interest on this note, and was unsecured. As of December 31, 2005 and 2004, the outstanding principal balance on this note was $0 and $25,000, respectively.
On February 9, 2000, the Company entered into an installment note with an individual, in the amount of $25,000. The amount had no maturity date. The $25,000 remained outstanding until December 31, 2005 when the Company converted this note into 7.19 shares of Datamat common stock (19,231 of InferX). There was no interest on this note, and was unsecured. As of December 31, 2005 and 2004, the outstanding principal balance on this note was $0 and $25,000, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 5- NOTE PAYABLE (CONTINUED)
As of December 31, 2005, the repayment schedule of the Notes Payable for the next five years and in the aggregate are:

2006	$15,292
2007	15,549
2008	15,067
2009	7,093
2010	7,383
Thereafter	340,419

400,803
Less: current portion	(15,292)

Long-term portion	$385,511

NOTE 6- NOTE PAYABLE – RELATED PARTIES
The President of the Company would lend money from time to time to the Company to fund operations. These amounts bore no interest and were unsecured. As of December 31, 2005 and 2004, the amount outstanding to the President of the Company was $45,000 and $20,000, respectively. All amounts as of June 30, 2006 have been repaid to the President of the Company.
NOTE 7- STOCKHOLDERS’ EQUITY (DEFICIT)
InferX
Common Stock
InferX was incorporated in Delaware in 1999 with 2,000,000 authorized shares of $0.001 par value common stock. As of December 31, 2004, InferX had 1,439,359 shares issued and outstanding and in 2004 did not issue any shares of common stock.
During 2005, InferX issued: a) 305,000 shares of common stock to founders of InferX at par value, a value of $305; b) 50,000 shares of common stock for $75,000 cash; and c) as noted in Note 5, issued 192,308 shares of common stock in the conversion of $250,000 in notes payable. As of December 31, 2005, prior to the merger of InferX with Datamat and share conversion, InferX had 1,986,667 shares issued and outstanding.
On December 31, 2005, InferX merged with Datamat and in the merger converted the 1,986,667 shares of common stock into 743 shares of Datamat common stock.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 7- STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
Datamat
Common Stock
Datamat was incorporated in Virginia in 1992 with 5,000 authorized shares of $1.00 par value common stock. As of December 31, 2004, Datamat had 2,000 shares issued and outstanding and in 2004 did not issue any shares of common stock.
During 2005, Datamat did not issue any shares of common stock, and on December 31, 2005 in the merger with InferX issued 743 shares of common stock in conversion of the 1,986,667 InferX common shares.
As of December 31, 2005, Datamat has 2,743 shares of common stock issued and outstanding.
Additional Paid in Capital
During 2005, the Company’s President in addition to advancing amounts under notes payable (se Note 6) contributed capital in the form of equity for which no shares were issued. During 2005, the Company received $56,851.
Warrants
In May 2005, InferX issued 50,000 shares of common stock for $75,000 cash. In addition to the shares issued, the investor received warrants to purchase an additional 50,000 shares of common stock at the same price used to acquire the             shares which was $1.50 per share. The warrants expired six months after grant date, November 2005, without being exercised. Under a Black-Scholes Pricing Model, utilizing $1.50 as the exercise price, $1.50 as the stock price, minimum volatility, and a tax-exempt interest rate of 3.5%, the value of the warrants were $1,291.
There are no additional warrants outstanding, or granted as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, respectively.
Options
There are no options outstanding, or granted as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 8- RELATED PARTY TRANSACTIONS
As noted in Notes 6 and 7, the Company borrowed and was advanced amounts as equity contributions by the Company’s President. There were no other related party activities during the years ended December 31, 2005 and 2004, respectively.
NOTE 9- COMMITMENTS
Rental
The Company leases office space under an operating lease that has initial or remaining non-cancelable lease terms and expires in November 2008. The lease agreement provides for an annual 4% escalation of the base rent. As of December 31, 2005, the following presents the approximate future minimum lease payments required under this lease:

For the Years Ended
December 31,
2006	$101,305
2007	105,357
2008	100,441

$307,103

Rent expense for the years ended December 31, 2005 and 2004 was $97,734 and $93,975, respectively.
Consulting Agreements
During 2005, the Company entered into consulting agreements with marketing and strategic consulting groups with terms that do not exceed one year. These companies are to be paid fees for the services they perform. The Company has included these fees in their statements of operations for the year ended December 31, 2005.
Unused Financing Commitment
In 2005 and 2004, the Company had available a factoring financing facility in the maximum amount of $3,500,000. The facility provided for an advance rate of 90% on government invoicing and 85% on commercial invoicing at a rate of prime plus 2.5%. The facility was secured by a security interest in the accounts receivables and the personal guarantee of the majority shareholder. There were no amounts outstanding under the facility at December 31, 2004, and no amounts outstanding in 2005 through the termination of the agreement in August 2005.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 10- PROVISION FOR INCOME TAXES
Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.
At December 31, 2005, deferred tax assets consist of the following:

Net operating losses	$205,427

Valuation allowance	(205,427)

$—

At December 31, 2005, the Company had net operating loss carryforward in the approximate amount of $604,197, available to offset future taxable income through 2025. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.
A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the years ended December 31, 2005 and 2004 is summarized below.

	2005	2004
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	6.0	6.0
Valuation allowance	28.0	28.0

	0%	0%

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 11- DEFINED CONTRIBUTION PLAN
The Company has a retirement plan which satisfies the requirements of Section 401(k) of the Internal Revenue Code. This defined contribution retirement plan covers substantially all employees. Participants can elect to have up to the maximum percentage allowable of their salaries reduced and contributed to the plan. The Company may make matching contributions equal to a discretionary percentage of the participants’ elective deferrals. The Company made no such contributions for the years ended December 31, 2005 and 2004, respectively.
     NOTE 12- MAJOR CUSTOMER
The Company’s contracts with agencies of the federal government accounted for 100% of its revenue and accounts receivable as of and for the years ended December 31, 2005 and 2004, respectively.
     NOTE 13- SUBSEQUENT EVENTS
Stock Issuances
During the six months ended June 30, 2006, the Company issued: a) 132 shares of stock as guarantee fees on the $350,000 in promissory notes (see below); b) 5 shares of stock for an investment of $20,000; c) 63 shares of stock for consulting services; and d) 10 shares of stock in conversion of vendor accounts payable.
Promissory Notes
On May 18, 2006, the Company entered into five separate promissory notes with one fund, one trust and three individuals in the total amount of $350,000 (collectively, the “Promissory Notes”). The Promissory Notes mature, the earlier of: a) at the closing of a reverse merger, share exchange or similar business combination between the Company and Black Nickel Acquisition Corp. I or an affiliate thereof (“Black Nickel”); b) November 18, 2006; or c) an event of default as set forth and defined in the Promissory Notes (the “Maturity Date”). The Promissory Notes accrue interest at an annual rate of 8% per annum, and interest is due at the Maturity Date.
In accordance with the Promissory Notes, the Company in May 2006 issued 132 shares of stock to the lenders as a guarantee fee for lending the Company the $350,000 (which will convert to 250,000 post-merger shares of Black Nickel).

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
     NOTE 13- SUBSEQUENT EVENTS (CONTINUED)
Promissory Notes (Continued)
The Promissory Notes are not convertible into shares of the Company’s stock, and are anticipated to be repaid with the proceeds the Company receives in its private placement of $850,000 (the “Private Placement and Letter of Intent for Share Exchange”, see below). The Private Placement is anticipated to take place simultaneous with the planned reverse merger with Black Nickel as agreed upon in the Letter of Intent with Black Nickel.
In accordance with the Promissory Notes, the Company and the lenders agreed that upon the reverse merger with Black Nickel, the Company would file a registration statement with the Securities and Exchange Commission on Form SB-2. The Company agreed to deadlines in the actual filing of the Form SB-2 as well as the effectiveness of the Form SB-2. Should the Company fail to meet the requirements as set forth in the Promissory Notes, they would be subject to a 1% penalty per month for every month they fail to secure an effective registration. This clause does not state whether the penalty would be paid in the form of cash or stock of the Company. Should the penalty include an open-ended cash settlement, the registration rights clause may be considered a derivative as defined in Emerging Issues Task Force (EITF) 00-19, “Accounting for Derivative Financial Instruments to, and Potentially Settled in, a Company’s Own Stock.”
Private Placement and Letter of Intent for Share Exchange
In August 2006, the Company and Black Nickel entered into a revised Letter of Intent for Share Exchange (the “Letter of Intent”). Pursuant to the Letter of Intent, the Company:
a)	issued the Promissory Notes (see above) for bridge financing in the amount of $350,000, and issued 132 shares of stock as a guarantee for the bridge debt (which will convert to 250,000 post-merger shares of Black Nickel);

b)	agreed to issue 100% of the outstanding shares of the Company for 5,350,000 common shares of Black Nickel, which is 5,600,000 shares net of the 250,000 shares issued as a guarantee for the bridge debt (see (a));

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005 AND 2004
NOTE 13- SUBSEQUENT EVENTS (CONTINUED)
Private Placement and Letter of Intent for Share Exchange (Continued)
c)	will receive the Private Placement cash of a maximum of $1,000,000 of which $350,000 will be used to repay the Promissory Notes and the remaining $650,000 will be available to the Company to use as working capital, net of approximately $85,000 that will be needed to pay for closing costs, and cannot use the $565,000 to repay the SBA Loan (see Note 5). In exchange for the $1,000,000 the investors of the Private Placement will receive 2,000,000 units at a price of $0.50 per unit. Each unit consists of 1 share, 1 Class A Warrant and 1 Class B Warrant. All shares and Warrants shall have anti dilution protection prior to the time of the effective registration statement covering such shares. In the event that the Company obtains additional financing prior to an effective registration statement, the shares of stock shall be increased in the event that the financing is at a per share price less than $0.50 per share, and the exercise prices for the Class A and Class B Warrants shall be reduced to the price of the shares in such future financing;

d)	the Class A Warrants are exercisable at any time for shares of stock at an exercise price of $0.50 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 2,000,000 of the warrants shall be callable by Black Nickel if the underlying warrant shares are registered and the stock trades in the open market for thirty (30) consecutive days at a closing price above $1.50 per share. 1,000,000 warrants shall be callable by Black Nickel if either Black Nickel or the Company is awarded a contract with a guaranteed minimum revenue of at least $1,000,000 with a department of the United Sates Government (not including the Missile Defense Agency) to deploy its existing technology for threat detection or other application;.

e)	the Class B Warrants are exercisable at any time for shares of stock at an exercise price of $0.62 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 2,000,000 of the warrants shall be callable by the Company if the underlying warrant shares are registered and the stock trades in the open market for thirty (30) consecutive days at a closing price above $1.86 per share;

f)	shall keep 1,200,000 of the existing shares outstanding in Black Nickel to their shareholders; and

g)	shall reserve for a period of two (2) years from the closing of the Reverse Merger, no more than 2,200,000 shares of stock for a stock option plan, and any options granted under this plan will be subject to an exercise price of not less than $0.50 per share.
The Company anticipates closing of this transaction to occur in September 2006.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
InferX Corporation
I have reviewed the accompanying balance sheet of InferX Corporation (the “Company”) as of September 30, 2006, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the nine months then ended. These interim financial statements are the responsibility of the Company’s management.
I conducted the reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.
Based on my reviews, I am not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained operating losses and capital deficits that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/Michael Pollack CPA
Cherry Hill, New Jersey
November 6, 2006

INFERX CORPORATION
BALANCE SHEET
SEPTEMBER 30, 2006
(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash	$2,608
Accounts receivable, net	—
Unbilled services	19,999
Prepaid expenses and other current assets	7,505

Total current assets	30,112

Fixed assets, net of depreciation	31,097

Other Asset
Computer software development costs, net of amortization	380,794

Total other asset	380,794

TOTAL ASSETS	$442,003

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$187,211
Accrued expenses	119,413
Current portion of notes payable	74,359
Promissory notes	350,000
Unearned revenue	19,999

Total current liabilities	750,982

Long-term Liabilities
Notes payable, net of current portion	371,132

TOTAL LIABILITIES	1,122,114

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, par value $1.00 per share, 5,000 shares authorized and 2,953 shares issued and outstanding	2,953
Additional paid-in capital	649,975
Retained earnings (defict)	(1,333,039)

Total stockholders’ equity (deficit)	(680,111)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$442,003

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	2006	2005
REVENUE	$124,992	$175,279

COST OF REVENUES
Direct labor and fringes	117,578	73,411
Amortization of computer software development costs	132,752	132,752

Total costs of revenues	250,330	206,163

GROSS PROFIT (LOSS)	(125,338)	(30,884)

OPERATING EXPENSES
Indirect and overhead labor and fringes	205,073	149,829
Professional fees	109,956	27,112
Advertising and marketing	47,911	45,248
Commissions and consulting fees	74,604	9,090
Travel related costs	15,511	15,062
Rent	78,247	71,132
General and administrative	40,856	58,560
Depreciation	11,360	11,077

Total operating expenses	583,518	387,110

NET LOSS FROM OPERATIONS BEFORE OTHER EXPENSE AND PROVISION FOR INCOME TAXES	(708,856)	(417,994)

OTHER EXPENSE
Interest expense, net of interest income	19,986	6,659

NET LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(728,842)	(424,653)

Provision for income taxes	—	—

NET (LOSS) APPLICABLE TO SHARES	$(728,842)	$(424,653)

NET (LOSS) PER BASIC AND DILUTED SHARES	$(257.00)	$(164.53)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	2,836	2,581

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY\(DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004 AND NINE MONTHS ENDED SEPTEMBER 30, 2006
(UNAUDITED)

			Additional	Retained
	Common Stock		Paid-In	Earnings
	Shares	Amount	Capital	(Deficit)	Total
Balance — January 1, 2004	2,538	$2,538	$102,957	$23,363	$128,858
Net loss for the year	—	—	—	(101,240)	(101,240)

Balance — December 31, 2004	2,538	2,538	102,957	(77,877)	27,618
Issuance of shares to founders for services rendered	114	114	191	—	305
Issuance of shares for cash	19	19	74,981	—	75,000
Issuance of shares for conversion of notes payable	72	72	249,928	—	250,000
Contribution of capital by shareholder	—	—	56,851	—	56,851
Net loss for the year	—	—	—	(526,320)	(526,320)

Balance — December 31, 2005	2,743	2,743	484,908	(604,197)	(116,546)
Issuance of shares for cash	5	5	19,995	—	20,000
Issuance of shares for conversion of accounts payable	10	10	40,238	—	40,248
Issuance of shares for consulting services	63	63	98,937	—	99,000
Issuance of shares for guarantee of promissory notes	132	132	(132)	—	—
Contribution of capital by shareholder	—	—	6,029	—	6,029
Net loss for the period	—	—	—	(728,842)	(728,842)

Balance — September 30, 2006	2,953	$2,953	$649,975	$(1,333,039)	$(680,111)

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(728,842)	$(424,653)

Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Stock issued for services	99,000	305
Amortization of computer software development costs	132,752	132,752
Depreciation	11,360	11,077

Change in assets and liabilities
Decrease in accounts receivable	24,998	73,303
(Increase) in unbilled services	(15,312)	—
(Increase) decrease in prepaid expenses and other current assets	8,442	(17,347)
Increase in accounts payable and accrued expenses	155,181	232,804
Increase in unearned revenue	15,312	—

Total adjustments	431,733	432,894

Net cash provided by (used in) operating activities	(297,109)	8,241

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,392)	—
Computer software development costs	—	(24,905)

Net cash (used in) investing activities	(6,392)	(24,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in cash overdraft	(12,071)	(30,718)
Issuance of stock for cash	20,000	75,000
Contributions of capital	6,029	—
Borrowings of promissory notes	350,000	—
Borrowings (repayment) of notes payable	(12,849)	(7,200)
Borrowings (repayment) of note payable — related partry	(45,000)	(14,000)

Net cash provided by financing activities	306,109	23,082

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,608	6,418

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$2,608	$6,418

SUPPLEMENTAL INFORMATION OF CASHFLOW ACTIVITY
Cash paid during the period for interest	$11,700	$2,800

SUPPLEMENTAL INFORMATION ON NONCASH ACTIVITY
Conversion of accounts payable to stock	$40,248	$—

Conversion of accounts payable to note payable	$57,537	$—

Stock issued for services	$99,000	$305

The accompanying notes are an integral part of these financial statements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

InferX Corporation (“InferX” or the “Company”) was incorporated under the laws of Delaware in 1999. On December 31, 2005, InferX and Datamat Systems Research, Inc. (“Datamat”), a company incorporated in 1992 under the corporate laws of the Commonwealth of Virginia executed an Agreement and Plan of Merger (the “Merger”). InferX and Datamat had common majority directors. The financial statements herein reflect the combined entity, and all intercompany transactions and accounts have been eliminated. As a result of the Merger, InferX merged with and into Datamat, the surviving entity. Upon completion, Datamat changed its name to InferX Corporation.

InferX was formed to develop and commercially market computer applications software systems that were initially developed by Datamat with grants from the Missle Defense Agency. Datamat was formed as a professional services research and development firm, specializing in the Department of Defense The Company currently provides services and software to the United States government, and is in process of formalizing business plans that will enable them to provide software and services to commercial entities as well.

In May 2006, the Company entered into a Letter of Intent for a Share Exchange with Black Nickel Acquisition Corp. I (“Black Nickel”), as more fully described in Note 11, Proposed Business Combination. This Letter of Intent was revised in August 2006.

On May 18, 2006, the Company entered into five separate promissory notes with one fund, one trust and three individuals in the total amount of $350,000 as fully described in Note 7, Promissory Notes.

Going Concern

As shown in the accompanying financial statements the Company has incurred a loss of $728,842 and $424,653 for the nine months ended September 30, 2006 and 2005, respectively, and has a working capital deficiency of $720,870 as of September 30, 2006. The principal reasons for the recurring losses is due to the Company’s changed focus on developing its products for the commercial markets as it transitions away from the less profitable government services market. The Company expects the negative cash flow from operations to continue its trend through 2006. These factors raise significant doubt about the ability of the Company to continue as a going concern.

Management’s plans to address these conditions include continued efforts to obtain government contracts surrounding existing technology, and the raising of additional capital through both debt and equity.

The Company’s long-term success is dependent upon the obtaining of sufficient capital to fund its operations; development of its products; and launching its products to the worldwide market. These factors will contribute to the Company’s obtaining sufficient sales volume to be profitable. To achieve these objectives, the Company may be required to raise additional capital through public or private financings or other arrangements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

Going Concern (Continued)

It cannot be assured that such financings will be available on terms attractive to the Company, if at all. Such financings may be dilutive to existing stockholders and may contain restrictive covenants.

The Company is subject to certain risks common to technology-based companies in similar stages of development. Principal risks to the Company include uncertainty of growth in market acceptance for its products; history of losses in recent years; ability to remain competitive in response to new technologies; costs to defend, as well as risks of losing patent and intellectual property rights; reliance on limited number of suppliers; reliance on outsourced software development of its products for quality control and product availability; uncertainty of demand for its products in certain markets; ability to manage growth effectively; dependence on key members of its management; and its ability to obtain adequate capital to fund future operations.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

InferX and Datamat merged as of December 31, 2005. The combined financials statements include the accounts of InferX and Datamat, and all intercompany accounts and transactions have been eliminated in the combination. The capital accounts of InferX have been retroactively reflected to account for this merger as of January 1, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents.

The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $100,000.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables as well as historical collection information. Credit is granted to substantially all customers on an unsecured basis. In determining the amount of the allowance, management is required to make certain estimates and assumptions. Management has determined that as of September 30, 2006, an allowance of $2,364 is required.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets (primarily three to five years). Costs of maintenance and repairs are charged to expense as incurred.

Computer Software Development Costs

During 2005, the Company capitalized certain software development costs. The Company capitalizes the cost of software used for internal operations once technological feasibility of the software has been demonstrated. The Company capitalizes costs incurred during the development process, including payroll costs for employees who are directly associated with the development process and services performed by consultants. Amortization of such costs is based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the software, typically five years. It is possible that those anticipated gross revenues, the remaining economic life of the products, or both, may be reduced as a result of future events. For the nine months ended September 30, 2006 and 2005, the Company recognized $132,752 and $132,752 of amortization expense on its capitalized software costs, respectively. Through the nine months ended September 30, 2006, there were no additional capitalized costs.

Recoverability of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fixed assets to be disposed of by sale are carried at the lower of the then current carrying value or fair value less estimated costs to sell.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company generates revenue from professional services rendered to customers. The Company’s revenue is generated under time-and-material contracts and fixed-price contracts.

Time-and-Material Contracts

Time-and-material contracts revenue is generated whereby costs are generally incurred in proportion with contracted billing schedules and revenue is recognized as services are performed, with the corresponding cost of providing those services reflected as direct costs. The majority of the customers are billed on an hourly or daily basis whereby actual time is charged directly to the customer. Such method is expected to result in reasonably consistent profit margins over the contract term.

Fixed-Price Contracts

Revenue generated from fixed-price contracts, including most application management and support contracts, is recognized ratably over the contract term. Revenue generated from certain other fixed-price contracts is recognized using the percentage of completion method as the ratio of labor hours incurred to estimated total labor hours.

This method is used because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made, based on historical experience and milestones set in the contract. The Company’s project delivery and business unit finance personnel continually review labor hours incurred and estimated total labor hours, which may result in revisions to the estimated amount of recognized revenue for the contract. Changes in estimates are accounted for in the period of change.

If the Company does not accurately estimate the resources required or the scope of work to be performed for a contract or if the Company does not manage the project properly within the planned time period, then a loss may be recognized on the contract. Losses are recorded in the period when they become known.

The Company does not derive revenue from projects involving multiple revenue-generating activities. If a contract would involve the provision of multiple service elements, total estimated contract revenue would be allocated to each element based on the fair value of each element.

The amount of revenue allocated to each element would then be limited to the amount that is not contingent upon the delivery of another element in the future. Revenue for each element would then be recognized depending upon whether the contract is a time-and-materials contract or a fixed-price, fixed-time contract.

Unbilled services represent services provided which are billed subsequent to the period end in accordance with the contract terms and services rendered for which contracts with government agencies were executed subsequent to the period end. All such amounts are anticipated to be realized in the following period.

Any unearned revenue reflects items that are unbilled by the Company with the revenue and billing associated with the project to be incurred in the following period.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

Employee stock awards under the Company’s compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123 and have adopted the enhanced disclosure provisions of SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123”.

The Company measures compensation expense for its employee stock-based compensation using the intrinsic-value method. Under the intrinsic-value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period. For disclosure purposes, pro forma net loss and loss per share impacts are provided as if the fair value method under SFAS 123 had been applied:

The Company issued one warrant to purchase 19 shares in May 2005, with an expiration of 6-months. The warrant expired prior to any exercise into shares of common stock. The Company did not issue any options or warrants in the nine months ended September 30, 2006.

	Nine Months Ended
	September 30,	September 30,
	2006	2005

Net income (loss), as reported	$(728,842)	$(424,653)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	—	—
Less: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	—	—

Pro forma net income (loss)	$(728,842)	$(424,653)

Basic and diluted income (loss) per share:
As reported	$(257.00)	$(164.53)

Pro forma	$(257.00)	$(164.53)

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations

The Company has derived all of its revenue from one customer.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of accounts receivable and unbilled receivables. To date, accounts receivable and unbilled receivables have been derived from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required.

Segment Reporting

The Company follows the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard requires that companies disclose operating segments based on the manner in which management disaggregates the Company in making internal operating decisions. The Company believes that there is only one operating segment.

Fair Value of Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

Income Taxes

Under Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share (“EPS”) is computed using the weighted average number of common shares outstanding for the period. Diluted earnings per share includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for the periods presented.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (Loss) Per Share of Common Stock (Continued)

There were no options or warrants to purchase shares of common stock at September 30, 2006:

The following is a reconciliation of the computation for basic and diluted EPS:

	Nine Months Ended
	September 30,	September 30,
	2006	2005

Net income (loss)	$(728,842)	$(424,653)

Weighted-average common shares outstanding :
Basic	2,836	2,581
Effect of dilutive securities-warrants	—	—

Diluted	2,836	2,581

Basic net earnings (loss) per share	$(257.00)	$(164.53)

Diluted net earnings (loss) per share	$(257.00)	$(164.53)

Research and Development

Research and development costs are expensed as incurred.

Recent Issued Accounting Standards

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” FIN 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. In December 2003, the FASB revised FIN 46 and issued FIN 46 (revised December 2003) (“FIN 46R”). In addition to conforming to previously issued FASB Staff Positions, FIN No. 46R deferred the implementation date for certain variable interest entities. This revised interpretation is effective for all entities no later than the end of the first reporting period that ends after March 15, 2004. The Company does not have any investments in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption of this interpretation will not have any impact on the Company’s results of operations, financial position or cash flows.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Issued Accounting Standards (Continued)

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R, as amended, are effective for small business issuers beginning as of the next interim period after December 15, 2005.

On December 16, 2004, FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion 29, Accounting for Non-monetary Transaction” (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and requires the direct effects of accounting principle changes to be retrospectively applied. The existing guidance with respect to accounting estimate changes and corrections of errors is carried forward in SFAS 154. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a material effect on its financial statements.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 3-	FIXED ASSETS

Fixed assets consist of the following as of September 30, 2006:

	Estimated Useful
	Lives (Years)
Computer equipment	5	$71,004
Office machinery and equipment	3	13,607
Furniture and fixtures	5	538
Automobile	5	58,476

		143,625
Less: Accumulated depreciation		(112,528)

Total, net		$31,097

Depreciation expense was $11,360 and $11,077 for the nine months ended September 30, 2006 and 2005, respectively.

NOTE 4-	COMPUTER SOFTWARE DEVELOPMENT COSTS

Computer software development costs consist of the following as of September 30, 2006:

	Estimated Useful
	Lives (Years)
Computer software development costs	5	$909,920

Less: Accumulated amortization		(529,126)

Total, net		$380,794

Amortization expense was $132,752 and $132,752 for the nine months ended September 30, 2006 and 2005, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS  (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 4-	COMPUTER SOFTWARE DEVELOPMENT COSTS (CONTINUED)

Amortization expense anticipated through December 31, 2009 is as follows:

Period ended December 31:

2006	$44,251
2007	163,187
2008	101,167
2009	72,189

$380,794

NOTE 5-	NOTES PAYABLE

SBA Loan

On July 22, 2003, the Company and the U.S. Small Business Administration (“SBA”) entered into a Note (the “Note”) under the SBA’s Secured Disaster Loan program in the amount of $377,100.

Under the Note, the Company agreed to pay principal and interest at an annual rate of 4% per annum, of $1,868 every month commencing twenty-five (25) months from the date of the Note (commencing August 2005). The Note matures July 2033.

The Company must comply with the default provisions contained in the Note. The Company is in default under the Note if it does not make a payment under the Note, or if it: a) fails to comply with any provision of the Note, the Loan Authorization and Agreement, or other Loan documents; b) defaults on any other SBA loan; c) sells or otherwise transfers, or does not preserve or account to SBA’s satisfaction for, any of the collateral (as defined therein) or its proceeds; d) does not disclose, or anyone acting on their behalf does not disclose, any material fact to the SBA; e) makes, or anyone acting on their behalf makes, a materially false or misleading representation to the SBA; f) defaults on any loan or agreement with another creditor, if the SBA believes the default may materially affect the Company’s ability to pay this Note; g) fails to pay any taxes when due; h) becomes the subject of a proceeding under any bankruptcy or insolvency law; i) has a receiver or liquidator appointed for any part of their business or property; j) makes an assignment for the benefit of creditors; k) has any adverse change in financial condition or business operation that the SBA believes may materially affect the Company’s ability to pay this Note; l) dies; m) reorganizes, merges, consolidates, or otherwise changes ownership or business structure without the SBA’s prior written consent; or n) becomes the subject of a civil or criminal action that the SBA believes may materially affect the Company’s ability to pay this Note.

As of September 30, 2006, the Company has an outstanding principal balance of $368,450. Interest expense on the SBA loan for the nine months ended September 30, 2006 and 2005 was approximately $11,700 and $12,100, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 5-	NOTE PAYABLE (CONTINUED)

Automobile Loan

The Company has a note payable with an automotive finance company in the original amount of $44,990 (the “Auto Note”). The Auto Note commenced in November 2003, and requires payments of $750 per month for a period of 60 months. The Auto Note is secured by the automobile.

As of September 30, 2006, the outstanding principal balance of the Auto Note was $19,504.

Gallatin Group

On May 31, 2006, the Company entered into a promissory note with The Gallatin Group in the amount of $57,537. The amount converted accounts payable to this note payable. The amount is due within 5 days of the Company’s private placement funding as described in Note 11. The amount is reflected in the current portion of notes payable on the balance sheet at September 30, 2006. This loan was repaid on the date the merger occurred which was October 24, 2006.

Other Notes Payable

On March 3, 2000, the Company entered into an installment note with Tec-Masters, Inc. in the amount of $100,000. The amount was due May 1, 2000, however was extended with no maturity date. The $100,000 remained outstanding until December 31, 2005 when the Company converted this note into 28.77 shares of Datamat common stock (76,923 of InferX). There was no interest on this note, and was unsecured.

On February 15, 2000, the Company entered into an installment note with an individual, in the amount of $100,000. The amount had no maturity date. The $100,000 remained outstanding until December 31, 2005 when the Company converted this note into 28.77 shares of Datamat common stock (76,923 of InferX). There was no interest on this note, and was unsecured.

On February 9, 2000, the Company entered into an installment note with an individual, in the total amount of $25,000. The amount had no maturity date. The $25,000 remained outstanding until December 31, 2005 when the Company converted this note into 7.19 shares of Datamat common stock (19,231 of InferX). There was no interest on this note, and was unsecured.

On February 9, 2000, the Company entered into an installment note with an individual, in the amount of $25,000. The amount had no maturity date. The $25,000 remained outstanding until December 31, 2005 when the Company converted this note into 7.19 shares of Datamat common stock (19,231 of InferX). There was no interest on this note, and was unsecured.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 5-	NOTE PAYABLE (CONTINUED)

As of September 30, 2006, the repayment schedule of the Notes Payable for the next five years and in the aggregate are:

2007	$74,359
2008	16,205
2009	10,115
2010	7,659
2011	7,896
Thereafter	329,257

445,491
Less: current portion	(74,359)

Long-term portion	$371,132

NOTE 6-	NOTE PAYABLE – RELATED PARTIES

The President of the Company would lend money from time to time to the Company to fund operations. These amounts bore no interest and were unsecured. As of September 30, 2006, there are no amounts outstanding to the President of the Company.

NOTE 7-	PROMISSORY NOTES

On May 18, 2006, the Company entered into five separate promissory notes with one fund, one trust and three individuals in the total amount of $350,000 (collectively, the “Promissory Notes”). The Promissory Notes mature, the earlier of: a) at the closing of a reverse merger, share exchange or similar business combination between the Company and Black Nickel Acquisition Corp. I or an affiliate thereof (“Black Nickel”); b) November 18, 2006; or c) an event of default as set forth and defined in the Promissory Notes (the “Maturity Date”). The Promissory Notes accrue interest at an annual rate of 8% per annum, and interest is due at the Maturity Date.

In accordance with the Promissory Notes, the Company in May 2006 issued 132 shares of stock to the lenders as a guarantee fee for lending the Company the $350,000 (which will convert to 250,000 post-merger shares of Black Nickel).

The Promissory Notes are not convertible into shares of the Company’s stock, and are anticipated to be repaid with the proceeds the Company receives in its private placement of a maximum amount of $1,500,000 (the “Private Placement and Letter of Intent for Share Exchange”, see below). The Private Placement is anticipated to take place simultaneous with the planned reverse merger with Black Nickel as agreed upon in the Letter of Intent with Black Nickel.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 7-	PROMISSORY NOTES (CONTINUED)

In accordance with the Promissory Notes, the Company and the lenders agreed that upon the reverse merger with Black Nickel, the Company would file a registration statement with the Securities and Exchange Commission on Form SB-2. The Company agreed to deadlines in the actual filing of the Form SB-2 as well as the effectiveness of the Form SB-2. Should the Company fail to meet the requirements as set forth in the Registration Rights Agreement, they would be subject to a 1% penalty per month for every month they fail to secure an effective registration up to a maximum of 10% payable in stock of the Company. Should the penalty include an open-ended cash settlement, the registration rights clause may be considered a derivative as defined in Emerging Issues Task Force (EITF) 00-19, “Accounting for Derivative Financial Instruments to, and Potentially Settled in, a Company’s Own Stock.”

Accrued interest at September 30, 2006, and interest expense for the nine months ended September 30, 2006 under the Promissory Notes were $10,433. The loans were repaid at closing of the merger on October 24, 2006. The accrued interest at that time was converted into additional shares.

NOTE 8-	STOCKHOLDERS’ EQUITY (DEFICIT)

InferX

Common Stock

InferX was incorporated in Delaware in 1999 with 2,000,000 authorized shares of $0.001 par value common stock. As of December 31, 2004, InferX had 1,439,359 shares issued and outstanding and in 2004 did not issue any shares of common stock.

During 2005, InferX issued: a) 305,000 shares of common stock to founders of InferX at par value, a value of $305; b) 50,000 shares of common stock for $75,000 cash; and c) as noted in Note 5, issued 192,308 shares of common stock in the conversion of $250,000 in notes payable. As of December 31, 2005, prior to the merger of InferX with Datamat and share conversion, InferX had 1,986,667 shares issued and outstanding.

On December 31, 2005, InferX merged with Datamat and in the merger converted the 1,986,667 shares of common stock into 743 shares of Datamat common stock.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 8-	STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

Datamat

Common Stock

Datamat was incorporated in Virginia in 1992 with 5,000 authorized shares of $1.00 par value common stock. As of December 31, 2004, Datamat had 2,000 shares issued and outstanding and in 2004 did not issue any shares of common stock.

During 2005, Datamat did not issue any shares of common stock, and on December 31, 2005 in the merger with InferX issued 743 shares of common stock in conversion of the 1,986,667 InferX common shares.

During the nine months ended September 30, 2006, the Company issued: a) 132 shares of stock as guarantee fees on the $350,000 in promissory notes; b) 5 shares of stock for an investment of $20,000; c) 63 shares of stock for consulting services; and d) 10 shares of stock in conversion of vendor accounts payable.

As of September 30, 2006, Datamat has 2,953 shares of common stock issued and outstanding.

Additional Paid in Capital

During 2005, the Company’s President in addition to advancing amounts under notes payable (se Note 6) contributed capital in the form of equity for which no shares were issued. During 2006 and 2005, the Company received $6,029 and $56,851, respectively.

Warrants

In May 2005, InferX issued 19 shares of common stock for $75,000 cash. In addition to the shares issued, the investor received warrants to purchase an additional 50,000 shares of common stock at the same price used to acquire the shares which was $1.50 per share. The warrants expired six months after grant date, November 2005, without being exercised. Under a Black-Scholes Pricing Model, utilizing $1.50 as the exercise price, $1.50 as the stock price, minimum volatility, and a tax-exempt interest rate of 3.5%, the value of the warrants were $1,291.

There are no additional warrants outstanding, or granted as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005, respectively.

Options

There are no options outstanding, or granted as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005, respectively.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 9-	RELATED PARTY TRANSACTIONS

As noted in Notes 6 and 8, the Company borrowed and was advanced amounts as equity contributions by the Company’s President. There were no other related party activities during the nine months ended September 30, 2006 and 2005, respectively.

NOTE 10-	COMMITMENTS

Rental

The Company leases office space under an operating lease that has initial or remaining non-cancelable lease terms and expires in November 2008. The lease agreement provides for an annual 4% escalation of the base rent. As of September 30, 2006, the following presents the approximate future minimum lease payments required under this lease:

For the Periods Ended
September 30,
2007	$103,331
2008	107,464
2009	18,500

$229,295

Rent expense for the nine months ended September 30, 2006 and 2005 was $78,247 and $71,132, respectively.

Consulting Agreements

During 2006 and 2005, the Company entered into consulting agreements with marketing and strategic consulting groups with terms that do not exceed one year. These companies are to be paid fees for the services they perform. The Company has included these fees in their statements of operations for the nine months ended September 30, 2006 and 2005, respectively.

Unused Financing Commitment

In 2005, the Company had available a factoring financing facility in the maximum amount of $3,500,000. The facility provided for an advance rate of 90% on government invoicing and 85% on commercial invoicing at a rate of prime plus 2.5%. The facility was secured by a security interest in the accounts receivables and the personal guarantee of the majority shareholder. There were no amounts outstanding under the facility during 2005 through the termination of the agreement in August 2005.

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 11-	PROPOSED BUSINESS COMBINATION

In August 2006, the Company and Black Nickel entered into a revised Letter of Intent for Share Exchange (the “Letter of Intent”). Pursuant to the Letter of Intent, the Company:
a)	issued the Promissory Notes (see Note 7) for bridge financing in the amount of $350,000, and issued 132 shares of stock as a guarantee for the bridge debt (which will convert to 250,000 post-merger shares of Black Nickel);

b)	agreed to issue 100% of the outstanding shares of the Company for 5,350,000 common shares of Black Nickel, which is 5,600,000 shares of stock net of the 250,000 shares issued as a guarantee for the bridge debt (see (a));

c)	will receive the Private Placement cash of a maximum of $1,500,000 of which $350,000 will be used to repay the Promissory Notes and the remaining funds will be available to the Company to use as working capital, net of approximately $85,000 that will be needed to pay for closing costs, and cannot use the funds to repay the SBA Loan (see Note 5). In exchange for the $1,500,000 the investors of the Private Placement would receive 3,000,000 units at a price of $0.50 per unit. Each unit consists of 1 share, 1 Class A Warrant and 1 Class B Warrant. All shares and Warrants shall have anti dilution protection prior to the time of the effective registration statement covering such shares. In the event that the Company obtains additional financing prior to an effective registration statement, the shares of stock shall be increased in the event that the financing is at a per share price less than $0.50 per share, and the exercise prices for the Class A and Class B Warrants shall be reduced to the price of the shares in such future financing;

d)	the Class A Warrants are exercisable at any time for shares of stock at an exercise price of $0.50 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 3,000,000 of the warrants shall be callable by Black Nickel if the underlying warrant shares are registered and the stock trades in the open market for thirty (30) consecutive days at a closing price above $1.50 per share. 60% of these warrants shall be callable by Black Nickel if either Black Nickel or the Company is awarded a contract with a guaranteed minimum revenue of at least $1,000,000 with a department of the United Sates Government (not including the Missile Defense Agency) to deploy its existing technology for threat detection or other application;.

e)	the Class B Warrants are exercisable at any time for shares of stock at an exercise price of $0.62 per share with a term of five (5) years, subject to anti dilution protection, so that any part of the 3,000,000 of the warrants shall be callable by the Company if the underlying warrant shares are registered and the stock trades in the open market for thirty (30) consecutive days at a closing price above $1.86 per share;

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 11-	PROPOSED BUSINESS COMBINATION (CONTINUED)
f)	shall keep 1,200,000 of the existing shares outstanding in Black Nickel to their shareholders; and

g)	shall reserve for a period of two (2) years from the closing of the Reverse Merger, no more than 2,200,000 shares of stock for a stock option plan, and any options granted under this plan will be subject to an exercise price of not less than $0.50 per share.
The Company closed this transaction on October 24, 2006 and raised a total of $1,164,696 under the Private Placement. As a result of the Private Placement 2,329,392 common shares, 2,329,392 class A warrants and 2,329,392 class B warrants were issued.

NOTE 12-	PROVISION FOR INCOME TAXES

Deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At September 30, 2006, deferred tax assets consist of the following:

Net operating losses	$453,233
Valuation allowance	(453,233)

$—

At September 30, 2006, the Company had net operating loss carryforward in the approximate amount of $1,333,039, available to offset future taxable income through 2025. The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

A reconciliation of the Company’s effective tax rate as a percentage of income before taxes and federal statutory rate for the nine months ended September 30, 2006 and 2005 is summarized below.

	2006	2005
Federal statutory rate	(34.0)%	(34.0)%
State income taxes, net of federal benefits	6.0	6.0
Valuation allowance	28.0	28.0

	0%	0%

INFERX CORPORATION
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
SEPTEMBER 30, 2006 AND 2005 (UNAUDITED)
NOTE 13-	DEFINED CONTRIBUTION PLAN

The Company has a retirement plan which satisfies the requirements of Section 401(k) of the Internal Revenue Code. This defined contribution retirement plan covers substantially all employees. Participants can elect to have up to the maximum percentage allowable of their salaries reduced and contributed to the plan. The Company may make matching contributions equal to a discretionary percentage of the participants’ elective deferrals. The Company made no such contributions for the nine months ended September 30, 2006 and 2005, respectively.

NOTE 14-	MAJOR CUSTOMER

The Company’s contracts with agencies of the federal government accounted for 100% of its revenue and accounts receivable as of and for the nine months ended September 30, 2006 and 2005, respectively.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Black Nickel Acquisition Corp. I
A Development Stage Company

We have audited the accompanying balance sheet of Black Nickel Acquisition Corp. I a development stage company, as of December 31, 2005 and the related statements of operations, changes in stockholders’ equity, and cash flows for the period May 26, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Nickel Acquisition Corp. I, a development stage company, as of December 31, 2005 and the results of its operations and its cash flows for the period May 26, 2005 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP
East Meadow, New York
March 29, 2006

BLACK NICKEL ACQUISITION CORP. I
A Development Stage Company
Balance Sheet
December 31, 2005

Assets
Current Assets
Cash and cash equivalents	$37,441

Liabilities and Stockholders’ Equity
Current Liabilities
Accrued expenses	$5,274

Stockholders’ Equity
Preferred stock - $.0001 par value - 10,000,000 shares
authorized; -0- shares issued and outstanding	-
Common stock - $.0001 par value - 75,000,000 shares
authorized; 1,500,000 shares issued and outstanding	150
Additional paid-in capital	49,850
(Deficit) accumulated during the development stage	(17,833)

32,167

$37,441

See notes to financial statements.

BLACK NICKEL ACQUISITION CORP. I
A Development Stage Company
Statement of Operations
For the Period May 26, 2005 (Inception) Through December 31, 2005

Net Sales	$-

Cost of Sales	-

Gross Profit	-

General and Administrative Expenses	17,833

Net (Loss)	$(17,833)

Basic and Diluted (Loss) Per Share	($0.01)

Weighted Average Number of Common Shares Outstanding	1,294,521

See notes to financial statements.

BLACK NICKEL ACQUISITION CORP. I
A Development Stage Company
Statement of Changes in Stockholders’ Equity
For the Period May 26, 2005 (Inception) Through December 31, 2005

						(Deficit)
						Accumulated
					Additional	During the
	Preferred Stock		Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

Balance -
May 26, 2005	-	$-	-	$-	$-	$-	$-
Issuance of common
stock	-	-	1,500,000	150	49,850	-	50,000
Net (loss)	-	-	-	-	-	(17,833)	(17,833)

Balance -
December 31, 2005		$-	1,500,000	$150	$49,850	$(17,833)	$32,167

See notes to financial statements.

BLACK NICKEL ACQUISITION CORP. I
A Development Stage Company
Statement of Cash Flows
For the Period May 26, 2005 (Inception) Through December 31, 2005

Cash Flows from Operating Activities
Net (loss)	$(17,833)
Adjustments to reconcile net loss to net cash
(used for) operating activities:
Accrued expenses	5,274

(12,559)
Cash Flows from Financing Activities
Proceeds from issuance of common stock	50,000

Net Increase in Cash and Cash Equivalents	37,441

Cash and Cash Equivalents - beginning	-

Cash and Cash Equivalents - end	$37,441

See notes to financial statements.

See notes to financial statements.
BLACK NICKEL ACQUISITION CORP. I
A Development Stage Company
Notes to Financial Statements
December 31, 2005

1 -	Organization, Business, and Operations

Black Nickel Acquisition Corp. I (the “Company”) was incorporated in Delaware on May 26, 2005, with the objective of acquiring or merging with an operating business.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target entity or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent, that desires to employ the Company’s funds in its business.

2 -	Summary of Significant Accounting Policies

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States. Significant accounting policies follow:

a.
Use of Estimates - The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b.
Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

c.
Income Taxes - The company utilizes the liability method of accounting for income taxes.  Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.  An allowance against defered tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

d.
Loss per Common Share - Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments.

e.	Fair Value of Financial Instruments - The carrying value of cash equivalents and accrued expenses approximates fair value due to the short term nature.

3 -	Equity Securities

Holders of shares of common stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

Continued

The preferred stock of the Company shall be issued by the Board of Directors of the Company in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations, or restrictions as the Board of Directors of the Company may determine, from time to time.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

4 -	Related Party Transaction

The Company utilizes the office space and equipment of one of its stockholders at no cost. Management estimates such amounts to be immaterial.

5 -	Income Taxes

    The Company has approximately $7,000 in gross deferred tax assets at December 31, 2005, resulting from net operating loss carryforwards. A valuation allowance has been recorded to fully offset these deferred tax assets because the future realization of the related income tax benefits is uncertain. At December 31, 2005, the Company has federal net operating loss carryforwards of approximately $18,000 available to offset future taxable income through 2025.

    For the year ended December 31, 2005, the difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to loss before income taxes is as follows (in percentages):

Statutory federal income tax rate	(34)%
State taxes - net of federal benefits	(5)%
Valuation allowance	39%

Income Tax Rate	0%

Black Nickel Acquisition Corp. I
A Development Stage Company
Balance Sheet (Unaudited)

September 30, 2006
Assets
Current Assets
Cash and cash equivalents	$7,259
$7,259

Liabilities and Stockholder’s Equity
Current Liabilities
Accrued expenses	4,000
Stockholder’s Equity
Preferred stock — $.0001 par value - 10,000,000 shares authorized; -0- shares issued and outstanding	—
Common stock — $.0001 par value - 75,000,000 shares authorized; 1,500,000 shares issued and outstanding	150
Additional paid-in capital	49,850
Deficit accumulated during the development stage	(46,741)

3,259

$7,259

See accompanying notes to interim unaudited financial statements.

Black Nickel Acquisition Corp. I
A Development Stage Company
Statements of Operations (Unaudited)

					Cumulative Period
					From May 26,
	Nine Months	Period	Three Months	Three Months	2005 (Inception)
	Ended	May 26, 2005 –	Ended	Ended	through
	September 30,	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005	2006
Net Sales	$–	$–	$–	$–	$–

Cost of Sales	–	–	–	–	–

Gross Profit	–	–	–	–	–

General and Administrative	28,908	1,250	3,868	–	46,741

Net (Loss)	$28,908	$1,250	$3,868	$–	$46,741

Basic and Diluted (Loss) Per Share	$(0.02)	$0.00	$(0.01)	$0.00	$(0.04)

Weighted Average Number of Common Shares Outstanding	1,500,000	1,500,000	1,500,000	1,500,000	1,500,000

See accompanying notes to interim unaudited financial statements.

Black Nickel Acquisition Corp. I
A Development Stage Company
Statement of Changes in Stockholder’s Equity

						(Deficit)
						Accumulated
					Additional	During the
	Preferred Stock		Common Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
Balance – May 26, 2005	–	$–	–	$–	$–	$–	$–
Issuance of common stock	–	–	1,500,000	150	49,850	–	150
Net (loss)	–	–	–	–	–	(17,833)	(17,833)

Balance – December 31, 2005	–	–	1,500,000	150	49,850	(17,833)	32,167
Net (loss)	–	–	–	–	–	(28,908)	(28,908)

Balance – September 30, 2006 (unaudited)	–	$–	1,500,000	$150	$49,850	$(46,741)	$3,259

See accompanying notes to interim unaudited financial statements.

Black Nickel Acquisition Corp. I
A Development Stage Company
Statement of Cash Flows (Unaudited)

			Cumulative
		Period	Period
		From May 26,	From May 26,
	Nine Months	2005 (Inception)	2005 (Inception)
	Ended	through	through
	September 30,	September 30,	September 30,
	2006	2005	2006
Cash Flows from Operating Activities
Net (loss)	$(28,908)	$(1,250)	$(46,741)
Adjustments to reconcile net (loss) to net cash (used in) operating activities	(1,274)	1,250	4,000
Accrued expenses	(30,182)	–	(42,741)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	–	–	50,000

Net Increase (Decrease) in Cash and Cash Equivalents	(30,182)	–	7,259

Cash and Cash Equivalents – beginning	37,441	–	–

Cash and Cash Equivalents – end	$7,259	$–	$7,259

See accompanying notes to interim unaudited financial statements.

Black Nickel Acquisition Corp. I
A Development Stage Company
Notes to Interim Unaudited Financial Statements
September 30, 2006
1 — Development Stage Company
Black Nickel Acquisition Corp. I, a development stage company (the “Company”), was incorporated in the State of Delaware on May 26, 2005. Since inception, the Company has been engaged in organizational efforts and obtaining initial financing. The Company was formed as a vehicle to pursue a business combination.
On May 17, 2006, the Company entered into a letter of intent with InferX Corporation, a privately-held Virginia corporation (“InferX Virginia”), with respect to entering into a merger transaction relating to a bridge financing on InferX Virginia and the acquisition of and merger with InferX Virginia. The merger closed on October 24, 2006. Following the merger, the Company effected a short-form merger of InferX Virginia with and into the Company, pursuant to which the separate existence of InferX Virginia terminated and the Company changed its name to “InferX Corporation.” The Company maintains its principal offices in McLean, Virginia.
2 — Basis of Presentation for Interim Financial Statements
The accompanying interim financial statements of the Company as of September 30, 2006 and for the three and nine months then ended and for the cumulative period from May 26, 2005 (inception) through September 30, 2006, have been prepared in accordance with accounting principles generally accepted for interim financial statements presentation and in accordance with the instructions to Regulation SB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments for a fair statement of the results of operations and financial position for the interim period presented have been included. All such adjustments are of a normal recurring nature. The accompanying financial statements and the information included under the heading Management’s Discussion and Analysis should be read in conjunction with the Company’s audited consolidated financial statements and related notes included in the Company’s Form 10-KSB for the period May 26, 2005 (inception) through December 31, 2005. There have been no changes in significant accounting policies since the period May 26, 2005 (inception) through December 31, 2005.
3 — Summary of Significant Accounting Policies
The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States. Significant accounting policies follow:
     a. Use of Estimates — The preparation of the statement of financial condition in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement of financial condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b. Loss Per Common Share — Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments.
     c. Fair Value of Financial Instruments — The carrying value of cash equivalents, prepaid expenses and accrued expenses approximates fair value due to their short-term nature.
     d. Cash and Cash Equivalents — For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.
     e. Income Taxes —The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting basis and tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.
The Company has approximately $7,500 in gross deferred tax assets at September 30, 2006 resulting from deferred start up costs. A valuation allowance has been recorded to fully offset these deferred tax assets as the future realization of the related tax benefits is uncertain.
4 — Related Party Transaction
The Company has utilized the office space and equipment of one of its stockholders at no cost. Management estimates such amounts to be immaterial.
5 — Recent Accounting Pronouncements
In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 (Accounting Changes) and FASB No. 3 (Reporting Accounting Changes in Interim Financial Statements),” that changes requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods financial statements of changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balance of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. Statement 154 is effective for accounting changes and error correction made in fiscal years beginning after December 15, 2005 (calendar year 2006). The Company does not expect the adoption of SFAS No. 154 to have an effect on its financial statements.
6 — Subsequent Event
On October 24, 2006, the Company entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) by and among the Company, InferX Virginia, and InferX Acquisition Sub, Inc., a newly formed wholly-owned Virginia subsidiary of the Company (“Acquisition Sub”). Concurrently with the execution of the Merger Agreement, Acquisition Sub was merged with and into InferX Virginia and InferX Virginia became a wholly-owned subsidiary of the Company (the “Merger”). Following the Merger, the Company effected a short-form merger of InferX Virginia with and into the Company, pursuant to which the separate existence of InferX Virginia terminated and the Company changed its name to “InferX Corporation.”

InferX Corporation
(formerly, Black Nickel Acquisition Corp. I)
Introduction to Unaudited Pro Forma Condensed
Financial Statements
     References to the “Company” refer to InferX Corporation, f/k/a Black Nickel Acquisition Corp. I, and references to “InferX Virginia” refer to the former InferX Corporation prior to its acquisition by the Company.
a)	InferX Virginia issued Promissory Notes for bridge financing in the amount of $350,000, and issued 132 shares of common stock as a guarantee for the bridge debt (which converted into 250,000 post-merger common shares of the Company);

b)	Shareholders of InferX Virginia agreed to exchange their shares, representing 100% of the outstanding shares of InferX Virginia, for an aggregate of 5,600,000 common shares of the Company (including the 250,000 shares issuable to the bridge lenders);

c)	The Company received $1,164,696 in a private placement of its securities, of which $362,196 represented cancellation of indebtedness of $350,000 and cancellation of accrued interest of $12,196 and the remaining $802,500 was in cash. Investors in the private placement received an aggregate of 2,329,392 units at a price of $0.50 per unit. Each unit consisted of one share of common stock, one Class A Warrant and one Class B Warrant. All shares and warrants shall have anti dilution protection prior to the time of the effective registration statement covering such shares. In the event that the Company obtains additional financing prior to an effective registration statement, the shares of stock shall be increased in the event that the financing is at a per share price less than $0.50 per share, and the exercise prices for the Class A and Class B Warrants shall be reduced to the price of the shares in such future financing;

d)	The Class A Warrants are exercisable at any time for shares of common stock at an exercise price of $0.50 per share with a term of five years, subject to anti dilution protection. The warrants are callable by the Company if the underlying shares are registered and the stock trades in the open market for 30 consecutive days at a closing price above $1.50 per share. An aggregate of 1,397,635 of the warrants are callable by the Company if the Company is awarded a contract with a guaranteed minimum revenue of at least $1,000,000 with an agency of the United Sates Government (other than the Missile Defense Agency) to deploy its existing technology for threat detection or other application;

e)	The Class B Warrants are exercisable at any time for shares of common stock at an exercise price of $0.62 per share with a term of five years, subject to anti dilution protection. The warrants are callable by the Company if the underlying shares are registered and the stock trades in the open market for 30 consecutive days at a closing price above $1.86 per share;

f)	The Company’s existing shareholders shall keep 1,200,000 of the existing shares outstanding; and

g)	The Company shall reserve for a period of two years from the closing of the merger, no more than 2,200,000 shares of stock for a stock option plan, and any options granted under this plan will be subject to an exercise price of not less than $0.50 per share.
For accounting purposes, the transaction is treated as a reverse merger, whereby InferX Virginia became the accounting acquirer. The Company was incorporated on May 26, 2005, and has done no business through the date of the merger. Prior to the merger, the Company’s only activity was formation costs, which were funded through a private placement of $50,000. InferX Virginia was incorporated in Virginia in 1992, and was formed to develop and market computer applications software systems, programming services, and related software products and automation systems.
The following unaudited pro forma condensed balance sheet represents the pro forma financial position of the Company and InferX Virginia at September 30, 2006.
The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2006 include the operations of the Company and InferX Virginia for the nine months ended September 30, 2006. Additionally, the unaudited pro forma condensed statements of operations for the year ended December 31, 2005 reflect the results of InferX Virginia for the full year and the Company for the period May 26, 2005 (inception) through December 31, 2005 as if the proposed combination of the companies had occurred at the beginning of 2005.
The unaudited pro forma condensed financial statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.
The accompanying notes are an integral part of the financial statements.

InferX Corporation
(formerly, Black Nickel Acquisition Corp. I)
Notes to Unaudited Pro Forma Condensed
Financial Statements
The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed balance sheet at September 30, 2006 and the unaudited pro forma condensed statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 to reflect the combination of the Company and InferX Virginia that was consummated on October 24, 2006.
(a)	Issuance of 5,350,000 shares of the Company’s common stock, which excludes the 250,000 shares of stock issued to the bridge lenders (see (c) below), in exchange for 100% (2,953 shares) of InferX Virginia common shares;

(b)	Receipt of the $1,164,696 private placement in gross proceeds, of which $362,196 represented cancellation of indebtedness of InferX Virginia of $350,000 and cancellation of accrued interest of $12,196 and the remaining $802,500 was in cash of which $130,000 was paid out as expenses to complete the merger, and the issuance of 2,329,392 units, each consisting of one share of common stock, one Class A Warrant and one Class B Warrant. The price for all components were derived utilizing the relative fair value approach stipulated in APB 14;

(c)	Record the issuance of 250,000 shares for the providing of the bridge promissory notes to InferX in May 2006. The value of these shares is based on the stock price of $0.265 per share determined based on the relative fair value calculation stipulated in APB 14 or $66,250;

(d)	To record the redemption of 300,000 shares (and subsequent cancellation) of Black Nickel in reverse merger for $300, leaving 1,200,000 shares in Black Nickel to be held by current shareholders;

(e)	Assuming no shares issued under stock option plan and no granting of stock options; and

(f)	To reflect income tax effect.
The Class A warrants were valued utilizing Black-Scholes with:
•	Stock price — $0.50 per share

•	Strike price — $0.50 per share

•	Expected Life of Warrant — 5 yrs.

•	Annualized Volatility — 50%

•	Discount Rate — 3.50%

•	Annual Rate of Quarterly Dividends — None

•	Call Option Value — $0.237
The Class B warrants were valued utilizing Black-Scholes with:
•	Stock price — $0.625 per share

•	Strike price — $0.50 per share

•	Expected Life of Warrant — 5 yrs.

•	Annualized Volatility — 50%

•	Discount Rate — 3.50%

•	Annual Rate of Quarterly Dividends — None

•	Call Option Value — $0.206
The warrants issued to the investors were recognized in accordance with EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The warrants were issued with exercise prices noted above. These warrants were considered “out-of-the-money” at the commitment date. The Company has valued these as paid in capital with a value of $547,087.
Pro forma earnings per share is based on the pro forma weighted average number of shares outstanding as follows:

	Period Ended	Year Ended
	September 30, 2006	December 31, 2005
Black Nickel’s weighted average shares outstanding
Before merger	1,500,000	1,500,000
Shares issued in transaction
InferX shareholders	5,600,000	5,600,000
Shares issued in private placement	2,329,392	2,329,392
Redemption of shares	(300,000)	(300,000)

After merger	9,129,392	9,129,392

INFERX CORPORATION
(FORMERLY, BLACK NICKEL ACQUISITION CORP. I)
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
SEPTEMBER 30, 2006

	BLACK
	NICKEL	INFERX	NOTE		ADJUSTMENTS	PROFORMA

CURRENT ASSETS
Cash and cash equivalents	$7,259	$2,608	(b	)	$1,164,696	$682,667
			(b	)	(130,000)
			(b	)	(362,196)
			(d	)	300
Unbilled receivables	—	19,999			—	19,999
Prepaid expenses and other current assets	—	7,505			—	7,505

Total Current Assets	7,259	30,112			672,800	710,171

Fixed assets, net of depreciation	—	31,097			—	31,097

OTHER ASSETS
Computer software development costs, net	—	380,794			—	380,794

Total Other Assets	—	380,794			—	380,794

TOTAL ASSETS	$7,259	$442,003			$672,800	$1,122,062

CURRENT LIABILITIES
Accounts payable	$—	$187,211			$—	$187,211
Accrued expenses	4,000	119,413	(b	)	(12,196)	111,217
Current portion of notes payable	—	74,359			—	74,359
Promissory notes	—	350,000	(b	)	(350,000)	—
Unearned revenue	—	19,999			—	19,999

Total Current Liabilities	4,000	750,982			(362,196)	392,786

LONG-TERM LIABILITIES
Notes payable, net of current portion	—	371,132			—	371,132

Total Long-Term Liabilities	—	371,132			—	371,132

TOTAL LIABILITIES	4,000	1,122,114			(362,196)	763,918

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	—	—			—	—
Common stock	150	2,953	(a	)	535	913
			(a	)	(2,953)
			(b	)	233
			(c	)	25
			(d	)	(30)
Additional paid in capital	49,850	649,975	(a	)	(44,858)	1,756,520
			(a	)	535
			(b	)	617,376
			(b	)	(130,000)
			(c	)	66,225
			(d	)	330
Additional paid in capital — warrants	—	—	(b	)	547,087
Accumulated deficit	—	(1,333,039)	(c	)	(66,250)	(1,399,289)
Defict accumulated during the development stage	(46,741)	—	(a	)	46,741	—

Total Stockholders’ Equity (Deficit)	3,259	(680,111)			1,034,996	358,144

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,259	$442,003			$672,800	$1,122,062

See notes to pro forma condensed consolidated financial statements.

INFERX CORPORATION
(FORMERLY, BLACK NICKEL ACQUISITION CORP. I)
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

	BLACK
	NICKEL	INFERX	NOTE		ADJUSTMENTS	PROFORMA

REVENUES	$—	$124,992			$—	$124,992

COSTS OF REVENUES
Direct labor and other fringes	—	117,578			—	117,578
Amortization of computer software development costs	—	132,752			—	132,752

Total costs of revenues	—	250,330			—	250,330

GROSS PROFIT (LOSS)	—	(125,338)			—	(125,338)

OPERATING EXPENSES
Indirect and overhead labor and fringes	—	205,073			—	205,073
Professional fees	—	109,956			—	109,956
Advertising and marketing	—	47,911			—	47,911
Commissions and consulting fees	—	74,604			—	74,604
Travel related costs	—	15,511			—	15,511
Rent	—	78,247			—	78,247
General and administrative	28,908	40,856	(c	)	66,250	136,014
Depreciation	—	11,360			—	11,360

Total Operating Expenses	28,908	583,518			66,250	678,676

OTHER (EXPENSE)
Interest expense, net	—	(19,986)			—	(19,986)

Total Other (Expense)	—	(19,986)			—	(19,986)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(28,908)	(728,842)			(66,250)	(824,000)
Provision for income taxes	—	—	(f	)	—	—

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(28,908)	$(728,842)			$(66,250)	$(824,000)

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES	$(0.02)	$(257.00)			N/A	$(0.09)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,500,000	2,836			—	9,129,392

See notes to pro forma condensed consolidated financial statements.

INFERX CORPORATION
(FORMERLY, BLACK NICKEL ACQUISITION CORP. I)
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

	BLACK
	NICKEL	INFERX	NOTE		ADJUSTMENTS	PROFORMA

REVENUES	$—	$225,275			$—	$225,275

COSTS OF REVENUES
Direct labor and other fringes	—	31,897			—	31,897
Amortization of computer software development costs	—	177,003			—	177,003

Total costs of revenues	—	208,900			—	208,900

GROSS PROFIT (LOSS)	—	16,375			—	16,375

OPERATING EXPENSES
Indirect and overhead labor and fringes	—	108,368			—	108,368
Professional fees	—	52,731			—	52,731
Advertising and marketing	—	127,652			—	127,652
Commissions and consulting fees	—	49,899			—	49,899
Travel related costs	—	31,141			—	31,141
Rent	—	97,734			—	97,734
General and administrative	17,833	44,204	(c	)	66,250	128,561

Depreciation	—	14,770			—	14,770

Total Operating Expenses	17,833	526,499			66,250	610,856

OTHER INCOME (EXPENSE)
Interest expense, net	—	(16,196)			—	(16,196)

Total Other Income (Expense)	—	(16,196)			—	(16,196)

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(17,833)	(526,320)			(66,250)	(610,403)
Provision for income taxes	—	—	(f	)	—	—

NET INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(17,833)	$(526,320)			$(66,250)	$(610,403)

NET INCOME (LOSS) PER BASIC AND DILUTED SHARES	$(0.01)	$(200.35)			N/A	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,500,000	2,627			—	9,129,392

See notes to pro forma condensed consolidated financial statements.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither the delivery of this prospectus nor any offer, solicitation or sale made under this prospectus shall imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in our affairs since the date of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
     Dealer Prospectus Delivery Obligation
Until 180 days from the effective date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
InferX Corporation
4,473,402 shares of common stock
PROSPECTUS
                    , 2006

Part II
Information Not Required In Prospectus
Item 24. Indemnification of Officers and Directors
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.
     The Registrant’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.
     The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
     The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.
Item 25. Other Expenses of Issuance and Distribution
     The following table sets forth the various expenses payable to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown below are estimates except for the SEC registration fee.

SEC registration fee	$240
Legal fees and expenses	26,760
Printing expenses	2,000
Accounting fees	1,000
Miscellaneous	-0-

Total	$30,000

Item 26. Recent Sales of Unregistered Securities
     In October 2006, we sold an aggregate of 2,329,392 units at a price of $.50 per unit, for gross proceeds of $1,164,696 (including $362,196 in cancellation of indebtedness under certain bridge loans), pursuant to a Private Placement Memorandum dated October 9, 2006 (the “PPM”), each unit consisting of one share of common stock, one Class A warrant to purchase common stock at an exercise price of initial $.50 per share (subject to certain adjustments), and one Class B warrant to purchase common stock at an initial exercise price of $.62 per share (subject to certain adjustments). There were a total of 13 investors in the offering, all of whom were accredited investors. We conducted the offering in reliance upon the exemption from registration provided by Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.
     We issued 500,000 shares of our Common Stock on June 24, 2005, to each of Paul T. Mannion, Jr., Andrew Reckles and Robert Prag, our founders and former directors and executive officers, for an aggregate purchase price of $50,000. The Company sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 in reliance, among other things, on the size and manner of the offering and representations and warranties obtained from each of these persons. On October 24, 2006, we redeemed 100,000 of these shares from each of these persons for an aggregate purchase price of $300.00.
     The following sales relate to InferX Corporation, a Virginia corporation (“InferX Virginia”), which we acquired in October 2006.
     In September 2006, Scott B. Parliament, Chief Financial Officer, Vice President of Business Development and Marketing and a director of InferX Virginia, transferred an aggregate of 19.77 shares of common stock to six individuals as bona fide gifts in reliance upon the exemption from registration provided by Section 2(3) of the Securities Act based upon the fact that he did not receive any consideration in connection with these transfers.
     In May 2006, InferX Virginia issued an aggregate of 131.8162 shares of common stock to five lenders, including Robert Prag, a founder of the Registrant, in connection with their bridge loan in the aggregate amount of $350,000. InferX Virginia issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.
     In January 2006, InferX Virginia issued an aggregate of 5.62 shares of common stock to one individual and one company in consideration of services rendered. InferX Virginia issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.
     In June 2006, InferX Virginia issued 10.04 shares of common stock to one company in consideration of the cancellation of indebtedness in the amount of $40,428 and 57.22 shares of common stock to one individual in consideration of services rendered. InferX Virginia issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.
     In May 2006, InferX Virginia sold 4.99 shares of common stock to one investor for a purchase price of $20,000. InferX Virginia issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.
     In December 2005, InferX Virginia issued an aggregate of 71.92 shares of common stock to four individuals in lieu of payment of promissory notes in the aggregate amount of $250,000. InferX Virginia issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.
     In May 2005, InferX Virginia sold 18.7 shares of common stock to one investor for a purchase price of $75,000. InferX Virginia issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.

     In April 2005, InferX Virginia issued 94.3 shares of common stock to two individuals of services rendered. InferX Virginia issued these shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act based upon, among other things, the size and manner of the offering.
Item 27. Exhibits
3(i)	Certificate of Incorporation, as amended on October 27, 2006 (incorporated by reference to Exhibit 3(i) to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

3(ii)	By-laws (incorporated by reference to Exhibit 3(ii) to the registrant’s Registration Statement on Form 10-SB, on January 12, 2006)

4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

4.2	Form of Class A warrant to purchase common stock (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

4.3	Form of Class B warrant to purchase common stock (incorporated by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

4.4	Registration Rights Agreement (incorporated by reference to Exhibit 4.4 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

5.1	Legal opinion of Seyfarth Shaw LLP *

10.1	Lease of the registrant’s principal executive offices, as amended (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

10.2	Employment Agreement with B.K. Gogia (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

10.3	Employment Agreement with J. Bala (incorporated by reference to Exhibit 10.1 to Amendment No 1 to the registrant’s Current Report on Form 8-K, filed on November 1, 2006)

10.4	Employment Agreement with S. Parliament (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K, filed on November 16, 2006)

10.5	Employment Agreement with J. Mena (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

10.6	Subscription Agreement (incorporated by reference to Exhibit 10.7 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

10.7	Agreement and Plan of Merger by and among Black Nickel Acquisition Corp. I, InferX Acquisition Corp. and InferX Corporation, dated October 24, 2006 (incorporated by reference to Exhibit 10.8 to the registrant’s Current Report on Form 8-K, filed on October 30, 2006)

10.8	Award/Contract issued by Missile Defense Agency, effective October 31, 2006.

23.1	Consent of Michael Pollack, CPA, LLC *

23.2	Consent of Raich Ende Malter & Co. LLP *

23.3	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1)

24.1	Power of attorney (included on the signature page of this registration statement)

*	Filed with this registration statement.

Item 28. Undertakings
     The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
     4. That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on November 22, 2006.

InferX Corporation

By:	/s/ B.K. Gogia

B.K. Gogia
President, Chief Executive Officer,
Principal Executive Officer and
Director
POWER OF ATTORNEY
     Know all persons by these presents that that each individual whose signature appears below constitutes and appoints B.K. Gogia as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

President, Chief Executive Officer,
	Principal Executive Officer and	November 22, 2006
/s/ B.K. Gogia	Director
B.K. Gogia

/s/ Jerzy W. Bala	Chief Technical Officer and Director	November 22, 2006
Jerzy W. Bala

Chief Financial Officer, Vice
	President of Business Development	November 22, 2006
and Marketing, Principal Financial
/s/ Scott B. Parliament	and Accounting Officer and Director
Scott B. Parliament